Execution Version
Exhibit 4.1

CALIFORNIA RESOURCES CORPORATION,
THE GUARANTORS PARTY HERETO
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Trustee

INDENTURE
Dated as of December 15, 2015

8.00% Senior Secured Second Lien Notes due 2022

Reference is made to the Intercreditor Agreement described below. Each holder of Additional Second Lien Obligations (as defined therein), by its acceptance of such Additional Second Lien Obligations (i) consents to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Second Lien Collateral Agent (as defined therein) on behalf of each Second Lien Secured Party (as defined therein) to enter into the Intercreditor Agreement as Second Lien Collateral Agent on behalf of such Second Lien Secured Parties. The foregoing provisions are intended as an inducement to the lenders under the Priority Lien Documents (as defined in the Intercreditor Agreement) to extend credit to the Company and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Guarantor Supplemental Indenture

INDENTURE (this “Indenture”), dated as of December 15, 2015, among California Resources Corporation, a Delaware corporation (the “Company”), the Guarantors named on the signature pages hereto (the “Initial Guarantors”) and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States, as trustee (the “Trustee”).
The Company, the Initial Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Notes (as defined below), as in this Indenture provided:
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
SECTION 1.1.    Definitions.
“144A Global Note” means one or more global notes each evidencing all or part of the Notes, each substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, that collectively shall be initially issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
“Accounting Change” means any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or other accounting authority, including, the Securities and Exchange Commission, as applicable.
“Acquired Debt” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or merges with or into the Company or a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary or merges with or into the Company or a Restricted Subsidiary, as the case may be.
“Additional Notes” means any further Notes (other than the Initial Notes issued on the date of this Indenture) issued under this Indenture in accordance with the terms of this Indenture, including Sections 2.1(e), 2.2 and 2.15, as part of the same series as the Initial Notes issued on the date of this Indenture, ranking equally with the Initial Notes and having identical terms to the Initial Notes (in all respects other than (a) the date of issuance, (b) the issue price, (c) at the option of the Company, as to the payment of interest accruing prior to the issue date of such Additional Notes, and (d) the first payment of interest following the issue date of such Additional Notes), subject to compliance with ARTICLE II. The Initial Notes and any Additional Notes subsequently issued under this Indenture shall be treated as a single series of securities for all purposes under this

Indenture, including, without limitation, directions, waivers, amendments, consents, redemptions and offers to purchase.
“Additional Parity Lien Credit Facility” means any credit agreement, indenture, notes or other definitive loan agreement governing Indebtedness for which the requirements of the Intercreditor Agreement have been satisfied, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable Secured Debt Document; provided that neither the Notes nor any Parity Lien Substitute Facility shall constitute an Additional Parity Lien Credit Facility at any time.
“Additional Parity Lien Documents” means any Additional Parity Lien Credit Facility and the Additional Parity Lien Security Documents.
“Additional Parity Lien Obligations” means, with respect to any Guarantor, any Obligations of such Guarantor owed to any Additional Parity Lien Secured Party (or any of its Affiliates) in respect of the Additional Parity Lien Documents.
“Additional Parity Lien Secured Parties” means, at any time, the trustee, agent or other representative of the holders of any Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt (other than the Notes), the beneficiaries of each indemnification obligation undertaken by any Guarantor under any Additional Parity Lien Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Series of Parity Lien Debt outstanding at such time; provided that the Original Second Lien Secured Parties (as defined in the Intercreditor Agreement) shall not be deemed Additional Parity Lien Secured Parties.
“Additional Parity Lien Security Documents” means any Additional Parity Lien Credit Facility (insofar as the same grants a Lien on the Collateral) and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, or grants or transfers for security, now existing or entered into after the date hereof, executed and delivered by the Company or any other Guarantor creating (or purporting to create) a Lien upon the Collateral in favor of the Additional Parity Lien Secured Parties.
“Adjusted Consolidated Net Tangible Assets”, or “ACNTA”, means (without duplication), as of the date of determination:
(i)    the sum of:
(a)    discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state, federal or foreign income taxes (“pre-tax”), as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are then available, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (2) estimated increases in proved oil and gas reserves since such year-end due to exploration, development or exploitation activities or due to changes in geological conditions (or understandings thereof) or other factors which would, in accordance with standard industry practice, cause such revisions, in each case on a pre-tax basis calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report) increased by the accretion of the discount from the date of the reserve report to the date of determination and the effect to proved reserves and future net revenues from estimated development cost incurred, and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves reflected in such year-end report produced or disposed of since such year-end and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions (or understandings thereof) or other factors which would, in accordance with standard industry practice, cause such revisions, in each case on a pre-tax basis calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (1) through (4), such increases and decreases shall be as estimated by the Company’s petroleum engineers, plus
(b)    the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements, plus
(c)    the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements, plus
(d)    the greater of (1) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial consolidated statements and (2) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest audited financial statements (provided that the Company shall not be required to obtain such appraisal of such assets if no such appraisal has been performed), plus
(e)    any net gas balancing assets of the Company and its Restricted Subsidiaries reflected in the Company’s latest annual or quarterly consolidated financial statements, minus (ii) the sum of:
(a)    minority interests, plus
(b)    any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest annual or quarterly consolidated financial statements (to the extent not deducted in calculating Net Working Capital in accordance with clause (i)(c) of this definition), plus

(c)    to the extent included in clause (i)(a) above, the discounted future net revenues, calculated on a pre-tax basis in accordance with Commission guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto), plus
(d)    the discounted future net revenues, calculated on a pre-tax basis in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in clause (i)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “controlled” shall have meanings correlative thereto.
“Agent” means any Registrar or Paying Agent.
“Applicable Procedures” means, with respect to any transfer or exchange of, or for beneficial interests in, any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
“Approved Bank” has the meaning specified in the definition of “Cash Equivalents.”
“Asset Coverage Ratio” means, as of any date of determination, the ratio of (1) the PV-9 of the Company’s and its Collateral Subsidiaries’ Oil and Gas Properties reflected in the most recently delivered Reserve Report to (2) Consolidated Total Debt as of such date of determination.
“Asset Sale” means, with respect to any Collateral:
(1)    the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of Production Payments and Reserve Sales and Sale and Leaseback Transactions) (other than an operating lease entered into in the ordinary course of the Oil and Gas Business) (each referred to in this definition as a “disposition”); or
(2)    the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Collateral Subsidiary (other than (i) to the Company or another Collateral Subsidiary, (ii) to the holders of Equity Interests of such Collateral Subsidiary so long as the Company or another

Collateral Subsidiary receives no less than its pro rata share of such Equity Interests, and (iii) Preferred Stock or Disqualified Stock of Collateral Subsidiaries), whether in a single transaction or a series of related transactions;
provided, however, that the term “Asset Sale” shall exclude:
(a)    any disposition of (i) cash, Cash Equivalents or Investment Grade Securities, (ii) obsolete, damaged, worn out or surplus property or assets or any disposition of inventory or goods (or other assets) held for sale, including Hydrocarbons and other mineral products, each in the ordinary course of business, (iii) assets (other than Oil and Gas Properties) no longer used or useful in the ordinary course, (iv) assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Company), (v) dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business, and (vi) assets for the purposes of charitable contributions, community outreach or similar gifts and political contributions made in accordance with applicable law to the extent such assets are not material to the ability of the Company and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;
(b)    the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.1 or any disposition that constitutes a Change of Control under this Indenture;
(c)    any disposition of property or assets of the Company or any Collateral Subsidiary or issuance or sale of Equity Interests of any Collateral Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than $100.0 million;
(d)    any disposition of property or assets or issuance of securities by a Collateral Subsidiary to the Company or by the Company or a Collateral Subsidiary to a Collateral Subsidiary;
(e)    (i) the lease, sub-lease, license or sublicense of any real or personal property in the ordinary course of business and (ii) the exercise of termination rights with respect to any lease, sub-lease, license or sublicense or other agreement;
(f)    any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Collateral Subsidiary;
(g)    foreclosures, condemnation, expropriation, disposition or any similar action with respect to any property or other assets or the granting of Liens not prohibited by this Indenture;
(h)    any financing transaction with respect to property built or acquired by the Company or any Collateral Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations permitted by this Indenture;
(i)    the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(j)    the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;
(k)    the unwinding of any Hedging Obligations;
(l)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(m)    the transfer of assets as part of the consideration for Investment in a joint venture so long as the transfer is done at Fair Market Value;
(n)    the lapse or abandonment of intellectual property rights in the ordinary course of business or which in the good faith determination of the Company are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;
(o)    any surrender, expiration or waiver of contract rights or oil and gas leases or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(p)    any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Collateral Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within one-hundred eighty (180) days after the acquisition of, the property that is subject thereto;
(q)    the abandonment, farm-out pursuant to a farm-out agreement, lease or sublease or other disposition of Oil and Gas Properties with no associated Proved Reserves owned or held by the Company or any Collateral Subsidiary whether or not in the ordinary course of business;
(r)    any disposition of Capital Stock of a Collateral Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Collateral Subsidiary) from whom such Collateral Subsidiary was acquired or from whom such Collateral Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(s)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;
(t)    in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services related to capital expenditures (including with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and the Collateral Subsidiaries as a whole, as determined in good faith by the Company;

(u)    dispositions of machinery and equipment that are not Oil and Gas Properties for Fair Market Value;
(v)    Permitted Asset Swaps, to the extent included in the definition of “Asset Sale”;
(w)    transfers of property (i) subject to a casualty event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such casualty event or condemnation proceeding or (ii) in connection with any casualty event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral; and
(x)     (i) any designation of a Collateral Subsidiary as an Unrestricted Collateral Subsidiary that is also permitted as a designation of a Restricted Subsidiary (as defined in the Priority Lien Credit Agreement) as an Unrestricted Subsidiary (as defined in the Priority Lien Credit Agreement) under the Priority Lien Credit Agreement and (ii) any designation of a Collateral Subsidiary as an Unrestricted Collateral Subsidiary, provided that, after giving effect to such designation on a Pro Forma Basis, the Asset Coverage Ratio is equal to or greater than 1.5 to 1.0 and that such Unrestricted Collateral Subsidiary is no longer a guarantor under any Credit Facility.
“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all such shares that such “person” has the right to acquire, whether such right is exercisable immediately or only after the passage of time.
“Board of Directors” means, with respect to any Person, the board of directors or other governing body of such Person or any committee thereof duly authorized to act on behalf of such board of directors or such other governing body.
“Board Resolution” means, with respect to a Board of Directors, a copy of a resolution certified by the Secretary or an Assistant Secretary of the Person or, in the case of a Person that is a partnership that has no such officers, the Secretary or an Assistant Secretary of a general partner of such Person, to have been duly adopted by such Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks and trust companies in the City of New York or any other place of payment with respect to the Notes are not required by law or executive order to be open.
“Capital Stock” of any Person means any and all shares, units, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the Issue Date, partnership interests (whether general or limited), joint venture interests, limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.
“Cash Equivalents” means any of the following:
(a)    U.S. dollars;
(b)    securities issued or directly and fully and unconditionally Guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the securities of which are unconditionally Guaranteed as a full faith and credit obligation of such government with maturities of two (2) years or less from the date of acquisition;
(c)    certificates of deposit, time deposits and eurodollar time deposits with maturities of three (3) years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three (3) years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank in the foregoing an “Approved Bank”);
(d)    repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clauses (f) and (g) below entered into with any Approved Bank or recognized securities dealer meeting the qualifications specified in clause (c) above;
(e)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or Guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company) and in each case maturing within thirty-six (36) months after the date of acquisition thereof;
(f)    marketable short-term money market and similar liquid funds having either (i) assets in excess of $500.0 million or (ii) a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company);
(g)    readily marketable direct obligations issued or fully Guaranteed by any state, commonwealth or territory of the U.S. or any political subdivision or taxing authority thereof; provided that each such readily marketable direct obligation shall have an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company) with maturities of two (2) years or less from the date of acquisition;
(h)    Investments with average maturities of eighteen (18) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Company);
(i)    investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (h) above; and
(j)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P and “A-2” from Moody’s with maturities of two (2) years or less from the date of acquisition.
“Change of Control” means the occurrence of any of the following:
(1)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50.0%) of the total outstanding Voting Stock of the Company (measured by voting power at the time of measurement rather than the number of shares), other than any such transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving Person or any parent thereof that collectively represents at least fifty percent (50.0%) of the total outstanding Voting Stock (measured by voting power at the time of measurement rather than the number of shares) of the surviving Person or such parent immediately following such transaction;
(2)    the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person other than the Company or a Subsidiary; or
(3)    the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with Section 5.1.
Notwithstanding the foregoing, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by the Company or any Restricted Subsidiary solely for the purpose of changing the legal structure of the Company or such Restricted Subsidiary.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.
“Clearstream” means Clearstream Banking, société anonyme, Luxembourg, and its successors.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets and property, whether real, personal or mixed, wherever located and whether now owned or at any time acquired after the Issue Date by the Company or any Guarantor as to which a Lien is granted under the Security Documents to secure the Parity Lien Obligations. For the avoidance of doubt, the Collateral does not include Excluded Property.
“Collateral Subsidiary” means any Subsidiary of the Company other than an Unrestricted Collateral Subsidiary.
“Collateral Trust Agreement” means the Collateral Trust Agreement, dated as of the date hereof, among the Company, the Guarantors, the Collateral Trustee and the Trustee.
“Collateral Trustee” means, in such capacity, The Bank of New York Mellon Trust Company, N.A. and its successors and assigns.
“Commission” or “SEC” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act and the Exchange Act, then the body performing such duties at such time.
“Company” means California Resources Corporation, a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.
“Consolidated Total Debt” means as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Company and its Collateral Subsidiaries (other than intercompany Indebtedness owing to the Company or any of its Collateral Subsidiaries), in each case actually owing by the Company and its Collateral Subsidiaries on such date and to the extent appearing on the balance sheet of the Company determined on a consolidated basis in accordance with GAAP, minus the aggregate amount of Unrestricted Cash on such date, and to the extent included in clause (a) above, undrawn letters of credit, bank guarantees and performance or similar bonds and provided that Consolidated Total Debt shall not include Indebtedness in respect of obligations under Hedge Agreements, other than unpaid termination payments under Hedge Agreements, and (b) the aggregate amount of all outstanding Disqualified Stock of the Company and the Collateral Subsidiaries and all Preferred Stock of Collateral Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis on such date in accordance with GAAP.
“Controlling” and “controlled” have the meanings specified in the definition of “Affiliate.”
“Corporate Trust Office of the Trustee” means the designated office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 400 South Hope Street, 4th Floor, Los Angeles, CA 90071, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facility” means one or more debt facilities (including, without limitation, the debt facilities arising pursuant to the Priority Lien Credit Agreement), loan agreements or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced (whether contemporaneously or otherwise) or refinanced (in each case with Credit Facilities with such lenders), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.
“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.7, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
“Deposit Account” shall have the meaning specified in the Uniform Commercial Code
“Depositary” means, unless otherwise specified by the Company with respect to any Notes issuable or issued in whole or in part in the form of one or more Global Notes, the Person specified in Section 2.4 as the Depositary with respect to such Notes, or any successor thereto registered as a clearing agency under the Exchange Act or other applicable statute or regulations, appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.
“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or its Collateral Subsidiaries in connection with an Asset Sale pursuant to Section 4.11 that is designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation minus the Fair Market Value of the portion of the non-cash consideration converted to cash or Cash Equivalents within three hundred sixty-five (365) days following the consummation of the applicable Asset Sale.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (1) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation, scheduled redemption or otherwise (except as a result of a change of control or asset sale), (2) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale), or (3) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would otherwise constitute Disqualified Stock, in the case of each of clauses (1), (2) and (3), prior to the date that is ninety-one (91) days after the maturity date of the Notes at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of the Company or its Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company or its Collateral Subsidiaries in order to satisfy applicable statutory or regulatory obligations, or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability; provided, further, that any Equity Interests held by any future, current or former employee, director, officer, member of management or consultant of the Company, any of its Collateral Subsidiaries, or any other entity in which the Company or a Collateral Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Governing Body of the Company (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Collateral Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination, death or disability.
“Dollar-Denominated Production Payment” means a production payment required to be recorded as a borrowing in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Domestic Subsidiary” means each Subsidiary of the Company that is organized under the laws of the U.S. or any state thereof, or the District of Columbia.
“DTC” means The Depository Trust Company.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock; provided that any instrument evidencing Indebtedness convertible or exchangeable into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, shall not be deemed to be an Equity Interest unless and until such instrument is so converted or exchanged, except, solely for purposes of a pledge of Equity Interests in connection with this Indenture, to the extent such instrument could be treated as “stock” of a controlled foreign corporation for purposes of Treasury Regulation Section 1.956-2(c)(2).
“Equity Offering” means any public or private sale after the Issue Date of common Capital Stock or Preferred Stock of the Company (other than Disqualified Stock), other than:
(1)    public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8; and
(2)    issuances to any Subsidiary of the Company.
“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.
“Excluded Property” means (a) all Excluded Stock; (b) any property to the extent the grant or maintenance of a Lien on such property (i) is prohibited by applicable law, (ii) could reasonably be expected to result in material adverse tax consequences to the Company or any Subsidiary of the Company, (iii) requires a consent not obtained of any Governmental Authority pursuant to applicable law or (iv) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such term in such contract, license, agreement, instrument or other document or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law (including, without limitation, pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York Uniform Commercial Code); (c) motor vehicles and other assets subject to certificates of title; (d) trust accounts, payroll accounts, zero balance accounts and escrow accounts, in each case for so long as they remain such type of account; (e) so long as the Priority Lien Credit Agreement is outstanding, all real property not constituting Borrowing Base (as defined in the Priority Lien Credit Agreement) properties including any real property excluded under the Priority Lien Credit Agreement; (f) all Midstream Assets and Power Assets; and (g) any property as to which the administrative agent under the Priority Lien Credit Agreement and the Company agree in writing, pursuant to the Priority Lien Credit Agreement, that the costs of obtaining a security interest in, or Lien on, such property, or perfection thereof, are excessive in relation to the value to the holders of Priority Lien Debt of the security interest afforded thereby.
“Excluded Stock” means (a) any Equity Interests with respect to which, in the reasonable judgment of the administrative agent under the Priority Lien Credit Agreement (confirmed in writing by notice to the Company), the cost or other consequences of pledging such Equity Interest in favor of the holders of Priority Lien Debt under the Priority Lien Documents shall be excessive in view of the benefits to be obtained by the holders of Priority Lien Debt therefrom; (b) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary or FSHCO to secure the Priority Lien Obligations and Parity Lien Obligations, any Equity Interest that is voting stock of such Foreign Subsidiary or FSHCO in excess of 66% of the outstanding Equity Interests of such class and, solely in the case of a pledge of Equity Interests of any Domestic Subsidiary that is disregarded for U.S. federal income tax purposes and substantially all of whose assets consist of Equity Interests of Foreign Subsidiaries to secure the Priority Lien Obligations and Parity Lien Obligations, any Equity Interests of such disregarded entity in excess of 66% of the outstanding Equity Interests of such entity (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Company or any Subsidiary); (c) any Equity Interests to the extent the pledge thereof would be prohibited by any requirement of law; (d) in the case of (i) any Equity Interests of any Subsidiary to the extent the pledge of such Equity Interests is prohibited by contractual requirements or (ii) any Equity Interests of any Subsidiary that is not wholly owned by the Company and its Collateral Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Equity Interests of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Priority Lien Obligations or Parity Lien Obligations is prohibited by any applicable contractual requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable requirements of law), (B) any contractual requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is the Company, a Guarantor or a wholly owned Collateral Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Company or any Subsidiary to obtain any such consent)) and for so long as such contractual requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Parity Lien Obligations would give any other party (other than the Company, the Guarantors or a wholly owned Collateral Subsidiary thereof) to any contractual requirement governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable requirement of law); (e) the Equity Interests of any Immaterial Subsidiary and any Unrestricted Collateral Subsidiary; (f) the Equity Interests of any Subsidiary of a Foreign Subsidiary; (g) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Company or any Subsidiary as reasonably determined by the Company; and (h) any Equity Interests which have been identified and agreed to by the administrative agent under the Priority Lien Credit Agreement in accordance with the Priority Lien Credit Agreement.
“Facility Amount” means the total capacity of the Priority Lien Credit Agreement.
“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.
“Financial Officer” of any Person means the chief financial officer, chief accounting officer, principal accounting officer, controller, treasurer or assistant treasurer of such Person.
“Foreign Subsidiary” means each Subsidiary of the Company that is not a Domestic Subsidiary.
“FSHCO” means any direct or indirect Subsidiary that has no material assets other than the Equity Interests of one or more direct or indirect Foreign Subsidiaries.
“Funded Debt” means, with regard to any Person, all Indebtedness incurred, created, assumed or Guaranteed by such Person, which matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.
“GAAP” means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements (including the Accounting Standards Codification) of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the U.S., as in effect from time to time.
“Global Note Legend” means the legend set forth in Section 2.7(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means a Note in global form that evidences all or part of the Notes registered in the name of the Depositary or a nominee thereof, and includes, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, each substantially in the form of Exhibit A hereto, as appropriate, issued in accordance with Sections 2.1, 2.7(b)(iii), 2.7(b)(iv), 2.7(d)(i), 2.7(d)(ii) or 2.7(d)(iii) of this Indenture.
“Governing Body” means, as to any Person, the Board of Directors or, if such Person is managed by a single entity and not a Board of Directors, the Board of Directors of the managing entity of such Person.
“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person; or
(2)    entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” (used as a verb) and “Guaranteed” each have a corresponding meaning.
“Guarantor” means any Subsidiary of the Company which is a guarantor of the Notes, including each of the Initial Guarantors and any other Person that is required after the Issue Date to Guarantee the Notes pursuant to Section 4.8, in each case, until the Note Guarantee of such Guarantor is released in accordance with this Indenture or a successor replaces such Person pursuant to the applicable provisions of this Indenture (and thereafter means such successor).
“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; and (c) other agreements or arrangements designed to protect a Person or any subsidiary thereof against fluctuations in interest rates, commodity prices or currency exchange rates. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under Hedge Agreements.
“Holder” means a Person in whose name a Note is, at the time of determination, registered on the Registrar’s register of Notes.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous Hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests in Hydrocarbons and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“Immaterial Subsidiary” means any Subsidiary of the Company that is not a Material Subsidiary.
“Indebtedness” means, without duplication, with respect to any Person:
(1)    all obligations of such Person, including those evidenced by bonds, notes, debentures or similar instruments, for the repayment of money borrowed (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); and
(2)    all liabilities of others of the kind described in the preceding clause (1) that such Person has Guaranteed.
Neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.
“Indenture” means this Indenture, as amended or supplemented from time to time.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $2,250,000,000 Notes, issued under this Indenture on the Issue Date.
“Insolvency or Liquidation Proceeding” means:
(a)    any case commenced by or against the Company or any Guarantor under the Bankruptcy Law or any other bankruptcy law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Guarantor or any similar case or proceeding relative to the Company or any Guarantor or its creditors, as such, in each case whether or not voluntary;
(b)    any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(c)    any other proceeding of any type or nature (including any composition agreement) in which substantially all claims of creditors of the Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.
“Intercreditor Agreement” means the Intercreditor Agreement among the Collateral Trustee, the Trustee, the Priority Lien Agent, the Company, the Guarantors and the other parties from time to time party thereto, dated the date hereof, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture.
“Interest Payment Date” means June 15 and December 15 of each year to stated maturity.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit and advances to customers and commission, travel and similar advances to employees, directors, officers, members of management, manufacturers and consultants, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person (excluding, in the case of the Company and its Subsidiaries, intercompany advances or indebtedness having a term not exceeding three hundred and sixty-four (364) days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business).
“Investment Grade Rating” means a rating equal to or higher than (1) Baa3 (or the equivalent) with a stable or better outlook by Moody’s and (2) BBB- (or the equivalent) with a stable or better outlook by S&P; or if either such entity ceases to rate Notes for reasons outside of the Company’s control, the equivalent investment grade rating from another nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company.
“Investment Grade Securities” means:

(1)    securities issued or directly and fully Guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),
(2)    securities that have an Investment Grade Rating, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,
(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold cash pending investment and/or distribution, and
(4)    corresponding instruments in countries other than the U.S. customarily utilized for high-quality investments.
“Issue Date” means the date of original issuance of the Initial Notes under this Indenture.
“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, hypothecation, claim, preference, priority or other encumbrance for security purposes upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. References herein to Liens allowed to exist upon any particular item of Property shall also be deemed (whether or not stated specifically) to allow Liens to exist upon any accessions, improvements or additions to, such property, upon any contractual rights relating primarily to such Property, and upon any replacements or proceeds of such Property or of such accessions, improvements, additions or contractual rights.
“Make-Whole Amount” means, with respect to a Note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at December 15, 2018 (as set forth in Section 3.7(c) and excluding accrued and unpaid interest) plus (ii) any required interest payments due on such Note through December 15, 2018 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note. Calculation of the Make-Whole Amount shall be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.
“Master Agreement” has the meaning specified in the definition of “Hedge Agreements.”
“Material Subsidiary” means, at any date of determination, each Collateral Subsidiary (a) whose total assets determined in accordance with GAAP (when combined with the assets of such Collateral Subsidiary’s Subsidiaries, after eliminating intercompany balances) at the last day of the most recently completed fiscal quarter for which financial statements were required to be delivered in accordance with Section 4.3(a) were equal to or greater than ten percent (10.00%) of the total assets of the Company and the Collateral Subsidiaries on a consolidated basis at such date or (b) whose revenues (when combined with the revenues of such Collateral Subsidiary’s Subsidiaries, after eliminating intercompany transactions) during the most recently completed four fiscal quarters for which financial statements were required to be delivered in accordance with Section 4.3(a) were equal to or greater than ten percent (10.00%) of the consolidated revenues of the Company and the Collateral Subsidiaries for such period, in each case determined in accordance with GAAP.
“Maturity” means the date on which the principal of the Notes or an installment of principal becomes due and payable as provided therein or by this Indenture, whether at the Maturity Date or by declaration of acceleration, call for redemption or otherwise.
“Maturity Date” means the fixed date specified pursuant to this Indenture on which the principal of the Notes becomes due and payable as provided therein or by this Indenture.
“Midstream Assets” means all tangible and intangible property used in (a) gathering, compressing, treating, processing and transporting Hydrocarbons, water or steam; (b) fractionating and transporting Hydrocarbons, water or steam; and (c) marketing Hydrocarbons, water or steam; including, without limitation, gathering lines and gathering systems, pipelines and pipeline systems, storage facilities, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants, and any other gathering, transportation, compression, storage, processing, treating, dehydration, fractionation, generation, disposal or other similar assets related to the handling of Hydrocarbons, water or steam, and together with surface leases, rights-of-way, easements and servitudes related to each of the foregoing.
“MLP Subsidiary” means a Subsidiary of the Company that is a master limited partnership or limited liability company or other pass-through entity, in each case having a class of equity securities that is listed for trading (or that is reasonably expected to be so listed for trading within six months) on a national securities exchange.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto, including a replacement rating agency selected by the Company as provided in the definition of “Rating Agency”.
“Mortgages” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on the Collateral to secure payment of the Notes and the Note Guarantees or any part thereof.
“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash proceeds actually received by the Company or any of its Collateral Subsidiaries (including, without limitation, any cash or Cash Equivalent received upon the sale or other disposition of Designated Non-Cash Consideration received in an Asset Sale), net of the costs relating to such Asset Sale and the sale of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, all dividends, distributions or other payments required to be made to minority interest holders in Collateral Subsidiaries as a result of any such Asset Sale by a Collateral Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Company or any Collateral Subsidiary or otherwise estimated in good faith by the Company, until such time as such claim shall have been settled or otherwise finally resolved, or paid or payable by the Company or any Collateral Subsidiary, in either case in respect of such Asset

Sale, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, survey costs, title insurance premiums, the Company’s good faith estimate of Taxes paid and payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment (including, for the avoidance of doubt, withholding Taxes and Taxes imposed on the distribution of any such net proceeds) under this Indenture, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and amounts required to be paid in connection with the termination of Hedging Obligations related to Indebtedness repaid with such proceeds or hedging oil, natural gas and natural gas liquid production in notional volumes corresponding to the Oil and Gas Properties subject to such Asset Sale, as a result of such transaction, and including any deduction of appropriate amounts to be provided by the Company or any of its Collateral Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Collateral Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, in each case, as determined reasonably and in good faith by a Financial Officer of the Company.
“Net Working Capital” means the sum of (i) all current assets of the Company and its Restricted Subsidiaries plus (ii) the amount of borrowings available to be incurred under the Priority Lien Credit Agreement, less all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case (other than in respect of the amount of borrowings available referred to in the preceding clause (ii)) as set forth in consolidated financial statements of the Company prepared in accordance with GAAP; provided, however, that all of the following shall be excluded in the calculation of Net Working Capital: (a) current assets or liabilities relating to the mark-to-market value of hedging arrangements, (b) any current assets or liabilities relating to non-cash charges arising from any grant of Capital Stock, options to acquire Capital Stock, or other equity-based awards and (c) any current assets or liabilities relating to non-cash charges or accruals for future abandonment liabilities.
“Non-U.S. Person” means a Person who is not a U.S. Person.
“Notes” means the 8.00% Senior Secured Second Lien Notes authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” as used in respect to the Notes shall include the Initial Notes and all Additional Notes issued hereunder.
“Note Documents” means this Indenture, the Notes, the Note Guarantees, the Security Documents and the Intercreditor Agreement.
“Note Guarantees” means any Guarantee of the obligations of the Company under this Indenture and the Notes by any Restricted Subsidiary in accordance with the provisions of this Indenture.
“Notes Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, among the Company, the pledgors from time to time party thereto and the Collateral Trustee, as the same may be amended, supplemented or otherwise modified or replaced from time to time.

“Notes Security Agreement” has the meaning specified in the Collateral Trust Agreement.
“Obligations” means any principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit whether or not drawn), interest, premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness including, to the extent legally permitted, all interest, fees and other amounts incurred, accrued or arising thereon after the commencement of any Insolvency or Liquidation Proceeding at the applicable interest rate, including any applicable post-default interest rate even if such interest, fees and other amounts are not enforceable, allowable or allowed as a claim in such proceeding.
“Offering Memorandum” means the Offering Memorandum, dated November 12, 2015 relating to the offering of the Initial Notes, as supplemented by the supplement thereto dated November 23, 2015, and the press releases related thereto dated November 27, 2015 and December 2, 2015.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person and, in the case of a limited liability company, any manager of such Person, or in the case of a Person that is a partnership that has no such officers, any such officer of a general partner of such Person.
“Officer’s Certificate” means a certificate signed by an officer of the Company, who must be either the principal executive officer or a Financial Officer, as applicable.
“Oil and Gas Business” means:
(1)    the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing;
(2)    the business of gathering, marketing, distributing, treating, processing, storing, refining selling and transporting any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons;
(3)    any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons and minerals produced substantially from properties in which the Company or its Collateral Subsidiaries, directly or indirectly, participate:
(4)    any business relating to oil field sales and service; and
(5)    any business or activity relating to, arising from or necessary, appropriate, incidental or ancillary to the activities described in the foregoing clauses (1) through (4) of this definition.

“Oil and Gas Properties” means (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production-sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
“Old Senior Notes” means, collectively, the Company’s 5% Senior Notes due 2020, 5½% Senior Notes due 2021 and 6% Senior Notes due 2024 that are outstanding on the Issue Date as they may be amended, modified or refinanced.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 13.5. Except as otherwise provided in this Indenture, the counsel may be an employee of, or counsel to, the Company or any Subsidiary of the Company.
“Parity Lien” means a Lien granted by a Parity Lien Document to the Collateral Trustee, at any time, upon any Collateral by the Company or any Guarantor to secure the Parity Lien Obligations (including Liens on such Collateral under the security documents associated with any Parity Lien Substitute Facility).
“Parity Lien Debt” means:
(1)    the Initial Notes and Note Guarantees thereof; and
(2)    all additional indebtedness incurred under this Indenture or any Additional Parity Lien Documents (including Additional Notes and Note Guarantees thereof), in each case that was permitted to be incurred and secured in accordance with the Secured Debt Documents (or as to which the lenders or other financing sources under the applicable Parity Lien Documents obtained an Officer’s Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents) and with respect to which the applicable requirements of the Intercreditor Agreement and Collateral Trust Agreement have been (or are deemed) satisfied, and all Indebtedness incurred under any Parity Lien Substitute Facility;
provided that, in the case of any Parity Lien Substitute Facility:
(a)    on or prior to incurrence of such Parity Lien Substitute Facility, the Company shall have delivered to each of the Priority Lien Agent and the Collateral Trustee an Officer’s Certificate certifying that (I) the incurrence of such Parity Lien Substitute Facility is permitted by each applicable Secured Debt Document and (II) the requirements with respect to legends set forth in the Intercreditor Agreement have been satisfied;
(b)    on or prior to incurrence of such Parity Lien Substitute Facility, the Priority Lien Agent and the Collateral Trustee shall have received a joinder to the Intercreditor Agreement in the form attached thereto, duly executed by each of the holders or lenders of such Indebtedness and otherwise in accordance with the terms of the Intercreditor Agreement; and
(c)    on or before the date on which such Indebtedness is incurred under such Parity Lien Substitute Facility, such Indebtedness is designated by the Company, in an Officer’s Certificate delivered to the Priority Lien Agent and the Collateral Trustee, as “Parity Lien Debt” for the purposes of the Secured Debt Documents and the Intercreditor Agreement; provided that no Series of Secured Debt may be designated as more than one of Priority Lien Debt or Parity Lien Debt;
and, in the case of any additional Parity Lien Debt:
(a)    the Company must deliver to the Priority Lien Agent and the Collateral Trustee an Officer’s Certificate stating that the Company intends to incur Additional Parity Lien Obligations which will be Parity Lien Debt permitted to be incurred by each applicable Secured Debt Document and secured by a Parity Lien, equally and ratably with all previously existing and future Parity Lien Debt;
(b)    an authorized agent, trustee or other representative on behalf of the holders or lenders of any Additional Parity Lien Obligations must be designated as an additional holder of Parity Lien Obligations under the Intercreditor Agreement and Collateral Trust Agreement and must, prior to such designation, sign and deliver on behalf of the holders or lenders of such Additional Parity Lien Obligations a joinder to the Intercreditor Agreement and Collateral Trust Agreement (in the form attached thereto and otherwise in accordance with the provisions thereof), and, to the extent necessary or appropriate to facilitate such transaction, a new intercreditor agreement substantially similar to the Intercreditor Agreement; and
(c)    the Company must deliver to the Priority Lien Agent and the Collateral Trustee evidence that the Company has duly authorized, executed (if applicable) and recorded (or caused to be recorded) in each appropriate governmental office all relevant filings and recordations deemed necessary by the Company and the holder of such Additional Parity Lien Obligations, or its Parity Lien Representative, to ensure that the Additional Parity Lien Obligations are secured by the Collateral in accordance with the Security Documents and the Additional Parity Lien Security Documents (provided that such filings and recordings may be authorized, executed and recorded following any incurrence on a post-closing basis if permitted by the Parity Lien Representative for such Additional Parity Lien Obligations).
“Parity Lien Documents” means, collectively, the Note Documents (excluding the Intercreditor Agreement), the Additional Parity Lien Documents and all other loan documents, notes, Guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, this Indenture or any Parity Lien Substitute Facility.
“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof. Notwithstanding any other provision hereof, the term “Parity Lien Obligations” will include accrued interest, fees, costs, and other charges incurred under the Parity Lien Documents, whether incurred before or after commencement of an Insolvency or Liquidation Proceeding and whether or not allowable in an Insolvency or Liquidation Proceeding.
“Parity Lien Representative” means:
(1)    in the case of the Notes, the Trustee; and
(2)    in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who (a) is appointed as a Parity Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the Collateral Trust Agreement by executing a joinder in the form required under the Collateral Trust Agreement.
“Parity Lien Substitute Facility” means any facility with respect to which the applicable requirements of the Intercreditor Agreement have been met and that is permitted to be incurred pursuant to the Priority Lien Documents, the proceeds of which are used to, among other things, refund, refinance or replace this Indenture and/or any Additional Parity Lien Credit Facility then in existence. For the avoidance of doubt, no Parity Lien Substitute Facility shall be required to be evidenced by notes or other instruments, and a Parity Lien Substitute Facility may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any such Parity Lien Substitute Facility shall be subject to the terms of the Intercreditor Agreement for all purposes (including the lien priority as set forth in the Intercreditor Agreement) to the same extent as the other Liens securing the Parity Lien Obligations are subject to under the Intercreditor Agreement.
“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent (and in any event occurring within 180 days of each other) purchase and sale or exchange (including Section 1031 exchanges and reverse Section 1031 exchanges, in each case made in accordance with the Code) of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents between the Company or any of its Collateral Subsidiaries and another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Collateral Subsidiary (together with any cash or Cash Equivalents) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Collateral Subsidiary; provided, further, that any cash or Cash Equivalents received must be applied in accordance with Section 4.11; and provided, further that such Related Business Assets and any Cash Equivalents shall be secured for the benefits of all the Holders as Collateral.
“Permitted Collateral Liens” means any Permitted Liens that, by operation of law, have priority over the Parity Liens.
“Permitted Liens” means, with respect to any Person:
(1)    Liens existing on the Issue Date (excluding any liens securing the Priority Lien Credit Agreement or the Notes);
(2)    Liens securing Indebtedness under Credit Facilities in an aggregate principal amount outstanding at any one time not to exceed $4,000.00 million;
(3)    Liens securing any renewal, extension, substitution, refinancing or replacement of secured Indebtedness; provided that such Liens extend to or cover only the property or assets then securing the Indebtedness being refinanced and that the Indebtedness being refinanced was not incurred under the Credit Facilities in reliance on clause (2) above;
(4)    Liens on, or related to, Oil and Gas Properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, gathering, processing, marketing or operation thereof, in each case, which are not incurred in connection with the borrowing of money;
(5)    any Lien arising by reason of:
(A)    any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
(B)    taxes, assessments or governmental charges or claims that are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

(C)    security made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security;
(D)    good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of Indebtedness);
(E)    zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business;
(F)    deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;
(G)    operation of law or contract in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees, suppliers and similar persons, incurred in the ordinary course of business for sums which are not yet delinquent for more than 30 days or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;
(6)    Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;
(7)    Liens in favor of the United States, any state thereof, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure debt of the pollution control or industrial revenue bond type;
(8)    any Lien securing Acquired Debt created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary and Liens on any Property at the time of (and not created in connection with, or in contemplation of) acquisition thereof by the Company or a Restricted Subsidiary; provided that such Liens do not encumber other Property of the Company or any Restricted Subsidiary;
(9)    any Lien on Property to secure (i) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any Property or assets or improvements used in connection with such Property, and (ii) Indebtedness incurred by the Company or any Subsidiary to provide funds for the activities set forth in clause (i) above; provided that the aggregate principal amount of Indebtedness secured by such Liens does not exceed the cost of the Property so acquired, constructed or improved and such Liens are created within 365 days of construction, acquisition or improvement of such Property and do not encumber any other Property of the Company or any Subsidiary other than such Property and assets affixed or appurtenant thereto;
(10)    any Lien to secure performance bids, leases (including, without limitation, statutory and common law landlord’s liens), statutory obligations, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Subsidiary and not securing or supporting Indebtedness, and any Lien to secure statutory or appeal bonds;
(11)    leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(12)    any Lien created by a mortgage related to a property or building that is used as the Company’s headquarters or other principal place of business;
(13)    Liens on the Capital Stock of any Subsidiary other than a Restricted Subsidiary; and
(14)    Liens in favor of the Company or any Guarantor.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, estate, association, joint-stock company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Power Assets” shall mean all tangible and intangible property used in connection with the ownership and operation of electric power and cogeneration facilities, including, without limitation, related transmission lines and gas lines.
“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Indebtedness as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.8 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Indebtedness as the lost, destroyed or stolen Note.
“Preferred Stock” as applied to the Capital Stock in any Person, means Capital Stock in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of common stock in such Person.
“Priority Lien” means a Lien granted by the Company or any Guarantor in favor of the Priority Lien Agent at any time, upon any property of the Company or any Guarantor or the proceeds thereof to secure Priority Lien Obligations (including Liens on such Collateral under the security documents associated with any Priority Lien Substitute Facility).
“Priority Lien Agent” has the meaning specified in the Intercreditor Agreement.
“Priority Lien Credit Agreement” means the Credit Agreement dated September 24, 2014, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto from time to time (as amended, restated, supplemented, modified, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement).
“Priority Lien Debt” means the indebtedness under the Priority Lien Credit Agreement and Guarantees thereof (including letters of credit and reimbursement obligations with respect thereto) that was permitted to be incurred and secured under the Priority Lien Credit Agreement, this Indenture, any Additional Parity Lien Agreement or any Parity Lien Substitute Facility (or as to which the lenders or other financing sources under the Priority Lien Credit Agreement obtained an Officer’s Certificate at the time of incurrence to the effect that such indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents) and additional indebtedness under any Priority Lien Substitute Facility; provided, in the case of indebtedness under any Priority Lien Substitute Facility, that:
a.    on or prior to incurrence of such Priority Lien Substitute Facility, the Company shall have delivered to each of the Priority Lien Agent and the Collateral Trustee an Officer’s Certificate certifying that (I) the incurrence of such Priority Lien Substitute Facility is permitted by each applicable Secured Debt Document and (II) the requirements with respect to legends set forth in the Intercreditor Agreement have been satisfied;
b.    on or prior to incurrence of such Priority Lien Substitute Facility, the Priority Lien Agent and the Collateral Trustee shall have received a joinder to the Intercreditor Agreement in the form attached thereto, duly executed by each of the holders or lenders of such Indebtedness and otherwise in accordance with the terms of the Intercreditor Agreement;
c.    the aggregate outstanding principal amount of the Priority Lien Obligations, after giving effect to such Priority Lien Substitute Facility, shall not exceed the Priority Lien Cap (as defined in the Intercreditor Agreement); and
d.    on or before the date on which such Indebtedness is incurred under such Priority Lien Substitute Facility, such Indebtedness is designated by the Company, in an Officer’s Certificate delivered to the Priority Lien Agent and the Collateral Trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents and the Intercreditor Agreement; provided that no Series of Secured Debt may be designated as more than one of Priority Lien Debt or Parity Lien Debt;
provided, further, that all such Indebtedness (other than any DIP Financing (as defined in the Intercreditor Agreement) that is permitted by the Intercreditor Agreement) is pari passu in right of payment, it being understood that there may be different tranches of Priority Lien Debt with different maturities and amortization profiles, but the principal amount of Indebtedness under all such tranches must in all other respects be pari passu in right of payment. Any such Indebtedness (other than any such DIP Financing) that is not consistent with the foregoing requirement for pari passu treatment in right of payment with the revolving credit loans under the Priority Lien Documents shall not constitute Priority Lien Debt.
“Priority Lien Documents” has the meaning specified in the Intercreditor Agreement.

“Priority Lien Obligations” has the meaning specified in the Intercreditor Agreement.
“Priority Lien Security Documents” has the meaning specified in the Intercreditor Agreement.
“Priority Lien Substitute Facility” has the meaning specified for the term “Priority Substitute Credit Facility” in the Intercreditor Agreement.
“Private Placement Legend” means the legend set forth in Section 2.7(f)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.
“Pro Forma Basis” means, with respect to any Person, for any events described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of Asset Coverage Ratio or Adjusted Consolidated Net Tangible Assets, effect shall be given to any Asset Sale or other disposition, acquisition, Investment, merger, amalgamation, consolidation, any designation of any Subsidiary as an Unrestricted Collateral Subsidiary or a Collateral Subsidiary (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case, that occurred during the Reference Period or thereafter and through and including the date upon which the incurrence of the applicable Indebtedness or Liens is consummated, (ii) in making any determination on a Pro Forma Basis, all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period or thereafter (and through and including the date upon which the incurrence of the applicable Indebtedness or Liens is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (iii) any designation of a Subsidiary as an Unrestricted Collateral Subsidiary or Collateral Subsidiary shall be given effect as of the first day of the relevant Reference Period.
Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by the Company.
“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.
“Production Payments and Reserve Sales” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or any of its Subsidiaries.
“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first-mentioned Person).
“Proved Reserves” means oil and gas reserves that, in accordance with the Definitions for oil and gas reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor), as in effect at the time in question, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves,” (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”; and “Proved Reserves” in the aggregate comprise Proved Reserves that are “Developed Producing Reserves”, “Developed Non-Producing Reserves” and “Undeveloped Reserves.”
“PV-9” means, with respect to any Proved Reserves expected to be produced, the net present value, discounted at 9% per annum, of the future net reserves expected to accrue to the Company and the Guarantors’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the requirements of the Priority Lien Credit Agreement, or if there is no Priority Lien Credit Agreement requiring calculation of PV-9, calculated in good faith by the Company. PV-9 attributable to Proved Non-Producing Reserves and Proved Undeveloped Reserves (as each term is referred to in the definition of “Proved Reserves”) (in the aggregate) shall not exceed 35% of aggregate PV-9. PV-9 shall be adjusted to give effect to the Hedge Agreements (or term physical sales contracts) permitted by this Indenture as in effect on the date of such determination.
“QIB” means a “qualified institutional buyer” as defined in Rule 144A.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.
“Rating Agency” means each of S&P and Moody’s or if either S&P or Moody’s shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.
“Rating Date” means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) the Company’s intention to effect a Change of Control.
“Rating Decline” shall be deemed to have occurred with respect to the Notes if, no later than 30 days after the Rating Date (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes), each of the Rating Agencies decreases its rating of the Notes to a rating that is below its rating of the Notes on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Rating Agencies. Notwithstanding the foregoing, if the Notes have an Investment Grade Rating by each of the Rating Agencies immediately prior to the Rating Date, then “Rating Decline” means a decrease in the ratings of the Notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the Notes by each of the Rating Agencies falls below an Investment Grade Rating no later than 30 days after the Rating Date (which 30-day period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes).
“Reference Period” has the meaning specified in the definition of “Pro Forma Basis.”
“Regulation S” means Regulation S promulgated under the Securities Act.
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in an Oil and Gas Business; provided that any assets received by the Company or any of its Collateral Subsidiaries in exchange for assets transferred by the Company or any of its Collateral Subsidiaries will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Collateral Subsidiary.
“Reserve Report” means a report setting forth, as of each December 31st, the Proved Reserves attributable to the Oil and Gas Properties of the Company and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time, in each case in the form delivered in accordance with the requirements of the Credit Facilities, or if there is no Credit Facility requiring delivery of a Reserve Report, in form substantially consistent as determined in good faith by the Company with the form of Reserve Report required under the Priority Lien Credit Agreement.
“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers or to any corporate trust to which such matter is referred because of his or her knowledge of and familiarity with the particular subject.
“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
“Restricted Global Note” means a Global Note bearing the Private Placement Legend.
“Restricted Period” means the 40-day distribution compliance period, as defined in Rule 902(f) of Regulation S.
“Restricted Subsidiary” of any Person means any Subsidiary of the Person that is not a MLP Subsidiary or a royalty trust.

“Rule 144” means Rule 144 promulgated under the Securities Act.
“Rule 144A” means Rule 144A promulgated under the Securities Act.
“Rule 903” means Rule 903 promulgated under the Securities Act.
“Rule 904” means Rule 904 promulgated under the Securities Act.
“S&P” means Standard & Poor’s Ratings Services, or any successor thereto, including a replacement rating agency selected by the Company as provided in the definition of “Rating Agency”.
“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Collateral Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Collateral Subsidiary to a third Person in contemplation of such leasing.
“Secured Debt” means Priority Lien Debt and Parity Lien Debt.
“Secured Debt Documents” means the Priority Lien Documents and the Parity Lien Documents.
“Secured Indebtedness” means any Indebtedness that is secured by a Lien (other than any property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby so long as prepayment of such Indebtedness is not prohibited under this Indenture).
“Series of Parity Lien Debt” means, severally, the Notes and each other issue or series of Parity Lien Debt (including any Additional Parity Lien Credit Facility) for which a single transfer register is maintained.
“Series of Secured Debt” means the Priority Lien Debt and each Series of Parity Lien Debt.
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.
“Security Documents” means the Intercreditor Agreement, the Collateral Trust Agreement, the Notes Security Agreement, the Notes Pledge Agreement, each joinder agreement required by the Collateral Trust Agreement, and all security agreements, pledge agreements, collateral assignments, Mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Parity Lien upon Collateral in favor of the Collateral Trustee, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions of the Collateral Trust Agreement.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC; provided that if, at any time and from time to time after the Issue Date, Restricted Subsidiaries that are not Significant Subsidiaries would, if combined (after eliminating intercompany liabilities), constitute a Significant Subsidiary determined in accordance with GAAP based on the most recent financial statements delivered pursuant to Section 4.3 then the Company shall designate in writing one or more of such Restricted Subsidiaries to be deemed to be Significant Subsidiaries promptly, so that the remaining non-Significant Subsidiaries no longer satisfy such condition.
“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.
“Subordinated Indebtedness” means:
(1)    with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and
(2)    with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such Guarantor under this Indenture.
“Subsidiary” of a Person means:
(1)    any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof; or
(2)    any limited partnership of which such Person or any Subsidiary of such Person is the sole general partner or general partners; or
(3)    any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, owns more than 50% of the outstanding partnership or similar interests having the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.
“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2018; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year)

from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officer’s Certificate setting forth the Make-Whole Amount and the Treasury Rate and showing the calculation of each in reasonable detail.
“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended, or any successor statute.
“Trustee” means The Bank of New York Mellon Trust Company, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
“Uniform Commercial Code” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any collateral.
“Unrestricted Cash” means cash and Cash Equivalents of the Company or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company or any of its Restricted Subsidiaries; provided that cash and Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Company or any of its Restricted Subsidiaries solely as a result of Liens thereon under the Note Documents shall be considered Unrestricted Cash (other than cash and Cash Equivalents used as cash collateral for letters of credit).
“Unrestricted Collateral Subsidiary” means:
(1)    any Subsidiary of the Company that at the time of determination is an Unrestricted Collateral Subsidiary (as designated by the Company as provided below); and
(2)    any Subsidiary of an Unrestricted Collateral Subsidiary.
The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or any newly formed Subsidiary) to be an Unrestricted Collateral Subsidiary; provided that, for purposes of Section 4.11, such designation shall be deemed to be a disposition of the assets owned by such Collateral Subsidiary and of assets owned by Subsidiaries of such Collateral Subsidiary on the date of such designation; and provided, further, that:
(1)    such designation complies with Section 4.11; and
(2)    no Default or Event of Default would result therefrom.
The Company may designate any Unrestricted Collateral Subsidiary to be a Collateral Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Body of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.
“Unrestricted Global Note” means a permanent Global Note that does not bear the Private Placement Legend.
“U.S. Government Securities” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.
“U.S. Legal Tender” means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.
“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.
“Volumetric Production Payment” means a production payment that is recorded as a sale in accordance with GAAP, whether or not the sale price must be recorded as deferred revenue, together with all undertakings and obligations in connection therewith.
“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

SECTION 1.2.    Other Definitions.

Term	Defined in
Act	Section 13.15(a)
AHYDO payment date	Section 4.13
AHYDOs	Section 4.13
Additional Mortgages	Section 10.6(f)
Applicable Law	Section 13.20
Asset Sale Offer	Section 4.11(c)
Authentication Order	Section 2.2(b)
CERCLA	Section 10.10
Change of Control Offer	Section 4.9(a)
Change of Control Purchase Date	Section 4.9(a)
Change of Control Purchase Notice	Section 4.9(b)
Change of Control Purchase Price	Section 4.9(a)
Covenant Defeasance	Section 8.3
Event of Default	Section 6.1
Excess Proceeds	Section 4.11(b)(vi)
Funds in Trust	Section 8.4(a)
Initial Guarantors	Introductory Paragraph
Legal Defeasance	Section 8.2
Mandatory Principal Payment	Section 4.13
Mandatory Principal Payment Amount	Section 4.13
Mortgage Threshold	Section 10.6(f)
Paying Agent	Section 2.4(a)
Payment Default	Section 6.1(c)(ii)
Permanent Regulation S Global Note	Section 2.1(c)
Registrar	Section 2.4(a)
Regulation S Global Note	Section 2.1(c)
Related Proceedings	Section 13.11
Specified Courts	Section 13.11
Successor	Section 5.1(a)(i)
Temporary Regulation S Global Note	Section 2.1(c)

SECTION 1.3.    Rules of Construction.
Unless the context otherwise requires:
(a)    a term has the meaning assigned to it;
(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP, subject to Section 13.8;

(c)    words in the singular include the plural, and in the plural include the singular;
(d)    references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time;
(e)    “or” is not exclusive, and “including” means “including, without limitation”, “including but not limited to” or words of similar import; and
(f)    the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Indenture in its entirety and not to any particular provision.
ARTICLE II
THE NOTES
SECTION 2.1.    Form and Dating.
(a)    General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in registered, global form without interest coupons and shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, any Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
(b)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as specified therein and shall provide that it shall represent the aggregate principal amount of the outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of the outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of the outstanding Notes shall be made by the Trustee, as Custodian, in accordance with instructions given by the Holder thereof as required by Section 2.7.
(c)    Regulation S Global Notes. Notes offered and sold outside the United States of America in reliance on Regulation S shall be initially issued in the form of a temporary global Note substantially in the form of Annex A, including appropriate legends as set forth in Section 2.7

(f)(iii) (the “Temporary Regulation S Global Notes”). Within a reasonable period after the termination of the Restricted Period, beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in a permanent Global Note substantially in the form of Annex A, including, if appropriate, the Private Placement Legend (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”). Prior to the end of the Restricted Period, interests in the Temporary Regulation S Global Note may only be transferred to Non-U.S. persons pursuant to Regulation S and to QIBs under Rule 144A in a Global Note in accordance with the transfer and certification requirements described herein.
(d)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions” of Clearstream and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.
(e)    Additional Notes. Notwithstanding anything else herein, with respect to any Additional Notes issued subsequent to the date of this Indenture, when the context requires, all provisions of this Indenture shall be construed and interpreted to permit the issuance of such Additional Notes and to allow such Additional Notes to become fungible and interchangeable with the Initial Notes originally issued under this Indenture; provided, however, that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a different CUSIP number.
SECTION 2.2.    Execution and Authentication.
(g)    One Officer of the Company shall sign the Notes for the Company by manual or facsimile (or other electronic) signature.
(h)    An authorized signer of the Trustee shall, upon a written order of the Company signed by an Officer of the Company (an “Authentication Order”) delivered to the Trustee from time to time, authenticate and deliver the Notes for original issue without limit as to the aggregate principal amount thereof, of which $2,250,000,000 will be issued on the Issue Date. The aggregate principal amount of the Notes which may be authenticated and delivered under this Indenture is unlimited.
(i)    If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.
(j)    A Note shall not be valid until authenticated by the manual signature of the Trustee. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.
(k)    The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. An authenticating agent may authenticate the Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.
SECTION 2.3.    Methods of Receiving Payments on the Notes.
Payment of principal, or any premium or interest on Global Notes shall be made in immediately available funds to the Depository’s nominee, as the registered Holder of such Global Notes. If the Notes are no longer represented by a Global Note, payments on the Definitive Notes shall be made at the Corporate Trust Office of the Trustee, as Paying Agent, or by check mailed directly to Holders at their respective addresses set forth in the register of Holders or by wire transfer to an account within the U.S. designated by a Holder. Interest paid on the interest payment date by the Paying Agent to any Holder of a Definitive Note may be by wire transfer to the owner of $5,000,000 or more to a wire transfer address within the continental United States. Payments of interest to the Trustee as Paying Agent, if the Trustee then acts as Paying Agent, with respect to any Interest Payment Date (as defined in the Notes) shall be made by the Company in immediately available funds for receipt by the Trustee no later than 11:00 a.m. New York Time on such Interest Payment Date. Payment of principal with respect to maturity, redemption or otherwise shall be made upon presentation of the security.
SECTION 2.4.    Registrar and Paying Agent.
(a)    The Company shall maintain an office or agency where the Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where the Notes may be presented for payment (“Paying Agent”) which initially will be the office of the Trustee located at 400 South Hope Street, 4th Floor, Los Angeles, CA 90071, Attention: Corporate Trust Administration. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
(b)    The Company initially appoints DTC to act as Depositary with respect to the Global Notes.
(c)    The Company initially appoints the Trustee to act as the Registrar, Paying Agent and Transfer Agent and to act as Custodian with respect to the Global Notes.
SECTION 2.5.    Paying Agent to Hold Money in Trust.
The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal or premium, if any, or interest on the Notes, and shall notify the Trustee in writing of any default by the Company in making any such payment.

While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or one of its Subsidiaries) shall have no further liability for the money. If the Company or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.
SECTION 2.6.    Holder Lists.
The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA Section 312(a).
SECTION 2.7.    Transfer and Exchange.
(a)    Transfer and Exchange of Global Notes. A Global Note may be transferred, as a whole and not in part, by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Definitive Notes shall be issued and delivered to each person that the Depositary identifies as a beneficial owner of the related Notes only if:
(i)    the Depositary notifies the Company at any time that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed within 90 days;
(ii)    the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor Depositary is not appointed within 90 days;
(iii)    the Company, at its option, executes and delivers to the Trustee and Registrar an Officer’s Certificate pursuant to which it elects to cause the issuance of Definitive Notes; or
(iv)    an Event of Default with respect to the Notes has occurred and is continuing and the Depositary requests that its Notes be issued in the form of Definitive Notes.
Upon the occurrence of any of the preceding events in clauses (i), (ii), (iii) or (iv) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.7 or Sections Section 2.8 or 2.11, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.7; however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.7(b) or (c) hereof.
(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend and any Applicable Procedures. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. Except as may be required by any Applicable Procedures, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.7(b)(i).
The following provisions shall apply with respect to any proposed transfer of a beneficial interest in a Regulation S Global Note or any Definitive Note issued in exchange therefor prior to the expiration of the Restricted Period:
(A)    a transfer thereof to a QIB shall be made upon the representation of the transferee, in the form of a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and
(B)    a transfer thereof to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Exhibit B hereto, including the certifications in item (2) thereof from the transferor and, if requested by the Company or the Trustee, delivery of an opinion of counsel, certification and/or other information satisfactory to each of them.

After the expiration of the Restricted Period, beneficial interests in a Regulation S Global Note or Definitive Notes issued in exchange therefor may be transferred without requiring the certification set forth in Exhibit B or any additional certification.
(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests in Global Notes that are not subject to Section 2.7(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) if permitted under Section 2.7(a) hereof, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.
(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.7(b)(ii) above and the Registrar receives the following:
(A)    if the transferee shall take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof or, if permitted by the Applicable Procedures, item (3) thereof; or
(B)    if the transferee shall take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof.
(iv)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.7(b)(ii) above and the Registrar receives the following:
(A)    if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an

Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
(B)    if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this clause (iv), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to this clause (iv) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this clause (iv).
(v)    Transfer or Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Restricted Global Note Prohibited. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.
(i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. Subject to Section 2.7(a) hereof, if any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:
(A)    if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction (as defined in Section 902(h) of Regulation S) in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;
(E)    if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.7(g) hereof, and the Company shall execute and, upon receipt of an Authentication Order pursuant to Section 2.2 hereof, the Trustee shall authenticate and deliver to the Person designated in the Authentication Order a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.7(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.7(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
(ii)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.7(a) hereof, a Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:
(C)    if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(D)    if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement

Legend, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of any of the conditions of any of the clauses of this Section 2.7(c)(ii), the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof, the Trustee shall authenticate and deliver a Definitive Note that does not bear the Private Placement Legend in the appropriate principal amount to the Person designated by the holder of such beneficial interest in instructions delivered to the Registrar by the Depositary and the applicable Participant or Indirect Participant on behalf of such holder, and the Trustee shall reduce or cause to be reduced in a corresponding amount pursuant to Section 2.7(g), the aggregate principal amount of the applicable Restricted Global Note.
(iii)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.7(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.7(g) hereof, and the Company shall execute and, upon receipt of an Authentication Order pursuant to Section 2.2 hereof, the Trustee shall authenticate and deliver to the Person designated in the Authentication Order, a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.7(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.7(c)(iii) shall not bear the Private Placement Legend.
(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.
(i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
(E)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
(F)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(G)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction (as defined in Rule 902(k) of Regulation S) in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;
(H)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;
(I)    if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or
(J)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of subclause (a) above, the appropriate Restricted Global Note, in the case of subclause (b) above, the appropriate 144A Global Note, and in the case of subclause (c) above, the appropriate Regulation S Global Note.
(ii)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:
(C)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(D)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of any of the conditions of any of the clauses of this Section 2.7(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased in a corresponding amount the aggregate principal amount of one of the Unrestricted Global Notes pursuant to Section 2.7(h) hereof;
(iv)    Transfer or Exchange of Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes Prohibited. An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.
(v)    Issuance of Unrestricted Global Notes. If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.7(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.7(e).
(i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(E)    if the transfer shall be made pursuant to Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(F)    if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(G)    if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:
(A)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(B)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the clauses of this Section 2.7(e)(ii), the Trustee shall cancel the prior Restricted Definitive Note and the Company shall execute, and upon receipt of an Authentication Order in accordance with Section 2.2 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the Holder of such prior Restricted Definitive Note in instructions delivered to the Registrar by such Holder.
(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.

Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.
(f)    Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
(i)    Private Placement Legend. Except as permitted below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
NEITHER THIS SECURITY NOR ANY BENEFICIAL INTEREST HEREIN HAS BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO THE COMPANY, (2) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER OR BUYERS IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.
THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER OR (2) NOT A U.S. PERSON AND IS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (K)(2) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT. IN ANY CASE THE HOLDER HEREOF WILL NOT DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THIS SECURITY EXCEPT AS PERMITTED BY THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE

RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.
If the Note is issued with original issue discount for U.S. federal income tax purposes, the Note will additionally contain a legend substantially to the following effect:
THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS SECURITY MAY BE OBTAINED BY CONTACTING VICE PRESIDENT - TAX, TELEPHONE NUMBER (888) 848-4754.
Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.7 (and all Notes issued in exchange therefor or substitution thereof) (and any note not required by law to have such a legend), shall not bear the Private Placement Legend.
In addition, the foregoing legend may be adjusted for future issuances in accordance with applicable law.
(ii)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form:
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.7 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.7 OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
(iii)    Temporary Regulation S Global Note Legend. Each Temporary Regulation S Global Note shall bear a legend in substantially the following form:
THIS SECURITY IS A TEMPORARY GLOBAL NOTE. BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE.
(g)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(h)    General Provisions Relating to Transfers and Exchanges.
(i)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.
(ii)    No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company or the Trustee, if applicable, may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.6, 4.9 and 9.5).
(iii)    The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(iv)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(v)    The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of 15 Business Days before the day of any selection of Notes for redemption under Section 3.2 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.
(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
(vii)    The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2.
(viii)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.7 to effect a registration of transfer or exchange may be submitted by facsimile, .pdf attachment or otherwise electronically transmitted, in each case, with the original to follow by first class mail or delivery service.
(ix)    Neither the Trustee nor any agent of the Trustee shall have any responsibility for any actions taken or not taken by the Depositary.
(x)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Depositary participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements of this Indenture.

SECTION 2.8.    Replacement Notes.
(a)    If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company or the Trustee may charge the Holder for their expenses in replacing a Note. If, after the delivery of such replacement Note, a protected purchaser of the original Note in lieu of which such replacement Note was issued presents for payment or registration such original Note, the Trustee shall be entitled to recover such replacement Note from the Person to whom it was delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company, the Trustee and any Agent in connection therewith.
(b)    Subject to the provisions of the final sentence of the preceding paragraph, every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
SECTION 2.9.    Outstanding Notes.
(a)    The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions of this Indenture, and those described in this Section 2.9 as not outstanding. Except as set forth in Section 2.10, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
(b)    If a Note is replaced pursuant to Section 2.8, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
(c)    If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue.
(d)    If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any of the foregoing) holds as of 11:00 a.m. New York Time, on a redemption date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.
SECTION 2.10.    Treasury Notes.
In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.
SECTION 2.11.    Temporary Notes.
(a)    Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.
(b)    Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.
SECTION 2.12.    Cancellation.
The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act).
SECTION 2.13.    Defaulted Interest.
If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders of Notes on the record date for the interest payment or a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.1. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall deliver electronically (for Global Notes) or mail or cause to be mailed to Holders of Notes a notice that states the special record date, the related payment date and the amount of such interest to be paid.
SECTION 2.14.    CUSIP Numbers.
The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use such numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” numbers.
SECTION 2.15.    Issuance of Additional Notes.
(a)    The Company shall be entitled, from time to time, without notice or the consent of the Holders, to issue Additional Notes under this Indenture. Any such Additional Notes shall form a single series with the Initial Notes and have the same terms as to status, redemption or otherwise as the Initial Notes; provided, however, if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a different CUSIP number than the Initial Notes.
(b)    With respect to any Additional Notes, the Company shall set forth in the related Authentication Order the following information:
(i)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;
(ii)    the issue date and the CUSIP and/or ISIN number of such Additional Notes; and
(iii)    whether such Additional Notes shall be subject to the restrictions on transfer set forth in Section 2.7 hereof relating to Restricted Global Notes and Restricted Definitive Notes.
ARTICLE III
REDEMPTION AND PREPAYMENT
SECTION 3.1.    Notice to Trustee.
If the Company elects to redeem any Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least 5 days (unless the Trustee consents to a shorter period) before giving a notice of redemption pursuant to Section 3.3, an Officer’s Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price, if then determined and otherwise the method of its determination.
SECTION 3.2.    Selection of Notes to Be Redeemed.
(a)    If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate (subject to the procedures of DTC or any other Depositary and by maintaining the authorized denominations for the Notes), or, if the Notes are listed on any securities exchange, by any other method that complies with the requirements of such exchange. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected prior to giving a notice of such redemption by the Trustee from the outstanding Notes not previously called for redemption.
(b)    The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof to be redeemed. No Notes in amounts of $2,000 or less shall be redeemed in part. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $1,000. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; except that if all of a Holder’s Notes are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
SECTION 3.3.    Notice of Redemption.
(d)    At least 30 days but not more than 60 days before an optional redemption date, the Company shall deliver electronically (for Global Notes) or mail, by first class mail, a notice of optional redemption to each Holder whose Notes are to be redeemed at its registered address or otherwise in accordance with the procedures of the Depositary and send a copy to the Trustee at the same time; provided that in connection with a defeasance or satisfaction and discharge in accordance with ARTICLE VIII or XII notice may be given more than 60 days prior to the redemption date.
The notice shall identify the Notes (including CUSIP or ISIN number(s)) to be redeemed and shall state:
(v)    the aggregate principal amount of such Notes to be redeemed;
(vi)    the redemption date;
(vii)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;
(viii)    the name and address of the Paying Agent;
(ix)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and become due on the date fixed for redemption;
(x)    that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(xi)    the paragraph of the Notes and/or section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(xii)    that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.
(e)    At the Company’s request, the Trustee shall give the notice of optional redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, as provided in Section 3.1, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. The notice, if delivered or mailed in the manner provided herein, shall be presumed to have been given, whether or not the Holder receives such notice.
(f)    Notice of any optional redemption pursuant to this ARTICLE III may, at the Company’s discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption, including, but not limited to, completion of any Equity Offering, other offering or other corporate transaction or event.
SECTION 3.4.    Effect of Notice of Redemption.
Once notice of redemption is delivered or mailed in accordance with Section 3.3, Notes called for redemption become irrevocably due and payable on the redemption date at the applicable redemption price.
SECTION 3.5.    Deposit of Redemption Price.
(a)    Prior to 11:00 a.m. New York Time on the Business Day that is the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.
(b)    If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption, whether or not such Notes are presented for payment. If a Note (other than a Definitive Note) is redeemed on or after an interest record date but before the succeeding Interest Payment Date, interest shall be paid to the Holder in whose name such Note was registered at the close of business on such redemption date. If a Definitive Note is redeemed on or after an interest record date but before the succeeding Interest Payment Date, interest shall be paid to the Holder in whose name such Note was registered at the close of business on the interest record date and such interest shall not be included in the redemption price. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.1.

SECTION 3.6.    Notes Redeemed in Part.
Upon surrender of a Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered. No Notes in denominations of $2,000 or less shall be redeemed in part.
SECTION 3.7.    Optional Redemption.
(c)    At any time prior to December 15, 2017, upon notice as described in Section 3.3, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Initial Notes (and any Additional Notes issued after the Issue Date) at a redemption price equal to 108% of the principal amount thereof, plus accrued and unpaid interest, to, but excluding, the redemption date (subject to the rights of holders of the notes on the relevant record date to receive interest on the relevant interest payment date falling on or prior to such redemption date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings by the Company; provided that (a) at least 65% of the aggregate principal amount of the Initial Notes (and any Additional Notes issued after the Issue Date, but excluding Notes held by the Company or its Subsidiaries) remains outstanding immediately after the occurrence of any such redemption and (b) any such redemption occurs within 180 days following the closing of the related Equity Offering (subject to Section 3.5(b)).
(d)    At any time prior to December 15, 2018, upon notice as described in Section 3.3, the Company may, on one or more occasions, redeem all or any portion of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Make-Whole Amount as of the redemption date, plus accrued and unpaid interest, to, but excluding, the redemption date (subject to Section 3.5(b)).
(e)    At any time on or after December 15, 2018, upon notice as described in Section 3.3, the Company may, at its option, in whole or in part, redeem the Notes, at the following redemption prices (expressed as percentages of the principal amount of Notes to be redeemed) set forth below, plus accrued and unpaid interest, to, but excluding, the redemption date (subject to the right of Holders on the relevant regular record date to receive interest due on an interest payment date that is prior to the redemption date (subject to Section 3.5(b)), if redeemed during the 12-month period beginning on each of the years indicated below:

Year:	Redemption Price:
2018	104.0%
2019	102.0%
2020 and thereafter	100.0%

(f)    Any redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Section 3.1 through 3.6.

SECTION 3.8.    Mandatory Redemption.
The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
SECTION 3.9.    Application of Trust Money.
All money deposited with the Trustee pursuant to Section 3.5 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
ARTICLE IV
COVENANTS
SECTION 4.1.    Payment of Notes.
(c)    The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or one of its Subsidiaries, holds as of 11:00 a.m. New York Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest on the Notes then due. If any Interest Payment Date, Maturity Date, redemption date or other payment date falls on a day that is not a Business Day, the relevant payment will be made on the next Business Day with the same force and effect as if made on the relevant Interest Payment Date, Maturity Date, redemption date or other payment date. No interest will accrue for the period from and after the applicable Interest Payment Date, Maturity Date, redemption date or other payment date, as the case may be.
(d)    The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, in respect of the Notes at the rate then in effect on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
SECTION 4.2.    Maintenance of Office or Agency.
(g)    The Company shall maintain an office or agency (which may be an office of the Trustee or an agent of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations or surrenders may be made at the Corporate Trust Office of the Trustee;

provided, however, no service of legal process may be made on the Company at the Corporate Trust Office of the Trustee or any other office of the Trustee.
(h)    The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
(i)    The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.4 of this Indenture; provided, however, no service of legal process may be made on the Company at the Corporate Trust Office of the Trustee or any other office of the Trustee.
SECTION 4.3.    Reports.
(a)    The Company shall furnish or file with the Trustee and the Holders of the Notes, within fifteen (15) days after it files the same with the Commission, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.
(b)    If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act and the Notes are subject to restrictions on transfer by Persons other than Affiliates of the Company under Rule 144, the Company will furnish to all Holders of the Notes and prospective purchasers of the Notes designated by the Holders of the Notes, promptly on their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act.
(c)    For purposes of this Section 4.3, the Company shall be deemed to have furnished such reports and information to, or filed such reports and information with, the Trustee and the Holders of Notes and prospective purchasers as required by this Section 4.3 if it has filed such reports or information with the Commission via the EDGAR filing system or otherwise made such reports or information publicly available on a freely accessible page on the Company’s website; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such reports and information have been posted on such website.
(d)    Delivery by the Company of any such reports, information and documents to the Trustee pursuant to this Section 4.3 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein. The Trustee is entitled to assume such compliance and correctness unless a Responsible Officer of the Trustee is informed, in writing, otherwise.
SECTION 4.4.    Compliance Certificate.
(c)    The Company shall deliver to the Trustee, on or before a date not more than 90 days after the end of each fiscal year ending after the Issue Date, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled its obligations under this Indenture and is not in default in the performance or observance of any of the material terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred and be continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).
(d)    The Company shall, so long as any of the Notes are outstanding, notify the Trustee in writing on or before the thirtieth day after it has knowledge of the occurrence and continuance of any Default and on such day or promptly thereafter, deliver to the Trustee an Officer’s Certificate specifying such Default and what action the Company is taking or proposes to take with respect thereto.
SECTION 4.5.    Taxes.
The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, any material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment would not have a material adverse effect on the Company and its Restricted Subsidiaries, taken as a whole.
SECTION 4.6.    Stay, Extension and Usury Laws.
The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
SECTION 4.7.    Liens Securing Funded Debt.
The Company shall not, and shall not permit any Restricted Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon any Property of the Company or any Restricted Subsidiary or upon the Capital Stock of any Restricted Subsidiary.

Notwithstanding the foregoing provisions, the Company or any Restricted Subsidiary may create, incur or assume Funded Debt secured by Liens which would otherwise be subject to the restrictions of this Section 4.7, if the aggregate principal amount of such Funded Debt and all other secured Funded Debt of the Company and any Restricted Subsidiary theretofore created, incurred or assumed pursuant to the exception in this sentence and outstanding at such time does not exceed 15% of ACNTA (including the Notes issued hereunder).
Notwithstanding the foregoing, the expansion of Liens by virtue of accretion or amortization of original issue discount (excluding accretion or amortization that is expressly provided for in the agreement providing for the applicable Indebtedness that is a zero coupon or similar discount yield instrument) and the payment of dividends or interest in the form of additional Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 4.7.
SECTION 4.8.    Additional Note Guarantees.
On the Issue Date, each of the Guarantors will Guarantee the Notes in the manner and on the terms set forth herein.
If any Restricted Subsidiary Guarantees the obligations of the Company under the Priority Lien Credit Agreement, then the Company shall cause such Restricted Subsidiary to become a Guarantor under this Indenture and to become a Grantor under the Security Documents and/or to enter into additional Security Documents and take all actions required by the Security Documents to perfect the liens created thereunder, in each case within twenty (20) days after the date on which it Guaranteed such Indebtedness. Notwithstanding anything to the contrary contained herein, Section 11.2 shall apply to any Restricted Subsidiary that becomes a Guarantor after the Issue Date.
SECTION 4.9.    Offer to Repurchase Upon a Change of Control.
(c)    If a Change of Control Triggering Event occurs with respect to the Notes, each Holder of Notes will have the right to require that the Company purchase all or any part (in amounts of $1,000 or whole multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer to purchase all of the Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”).
(d)    Not later than 30 days after the date upon which any Change of Control Triggering Event occurred with respect to the Notes or, at the Company’s option, prior to a Change of Control but after it is publicly announced, the Company must notify the Trustee in writing and give written notice of either such event to each Holder of Notes, at such Holder’s address appearing in the security register or otherwise deliver notice in accordance with the Applicable Procedures (the “Change of Control Purchase Notice”). The Change of Control Purchase Notice must state, among other things:

(xi)    that a Change of Control Triggering Event has occurred or is expected to occur and the date or expected date of such event;
(xii)    the circumstances and relevant facts regarding such Change of Control Triggering Event;
(xiii)    the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be fixed by the Company on a Business Day no earlier than 30 days nor later than 60 days from the date the notice is mailed or otherwise delivered, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the Change of Control Purchase Date may not occur prior to the Change of Control Triggering Event and such notice may be contingent on the occurrence of the Change of Control Triggering Event;
(xiv)    that any Note not tendered will continue to accrue interest;
(xv)    that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and
(xvi)    other procedures that a Holder of Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.
(e)    Upon receipt by the Company of the proper tender of Notes, the Holder of the Note in respect of which such proper tender was made shall (unless the tender of such Note is properly withdrawn at least one Business Day prior to the Change of Control Purchase Date) thereafter be entitled to receive solely the Change of Control Purchase Price with respect to such Notes. On the Change of Control Purchase Date, any such Note surrendered for purchase in accordance with the foregoing provisions and not withdrawn shall be accepted for payment by the Company at the Change of Control Purchase Price; provided, however, that installments of interest whose Stated Maturity is on or prior to the Change of Control Purchase Date shall be payable to the Holders of such Notes, registered as such on the relevant Change of Control Purchase Date (or on the relevant record dates in the case of Definitive Notes) according to the terms and the provisions of Section 2.3. If any Note accepted for payment in accordance with the provisions of this Section 4.9 shall not be paid as provided in Section 4.9(d), the principal thereof (and premium, if any, thereon) shall, until paid, bear interest from the Change of Control Purchase Date at the rate borne by such Note. Holders electing to have Notes purchased will be required to surrender such Notes to the Paying Agent at the address specified in the Change of Control Purchase Notice at least one Business Day prior to the Change of Control Purchase Date. Any Note that is to be purchased only in part shall be surrendered to a Paying Agent at the office of such Paying Agent (with, if the Company, the Registrar or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Registrar or the Trustee, as the case may be, duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, one or more new Notes of any authorized denomination as requested by such Holder in an aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.
(f)    The Company shall (i) not later than the Change of Control Purchase Date, accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer and not validly withdrawn, (ii) not later than 11:00 a.m. (New York time) on the Business Day following the Change of Control Purchase Date, deposit with the Trustee or with a Paying Agent an amount of money in same day funds sufficient to pay the aggregate Change of Control Purchase Price of all the Notes or portions thereof which have been so accepted for payment and (iii) not later than 1:00 p.m. (New York time) on the Business Day following the Change of Control Purchase Date, deliver to the Paying Agent an Officer’s Certificate stating the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price of the Notes purchased from each such Holder, and the Company shall execute and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Paying Agent at the Company’s expense to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on the Change of Control Purchase Date. For purposes of this Section 4.9, the Company shall choose a Paying Agent which shall not be the Company.
(g)    A tender made in response to a Change of Control Purchase Notice may be withdrawn if the Company receives, not later than one Business Day prior to the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter, specifying, as applicable:
(i)    the name of the Holder;
(ii)    the certificate number of the Note in respect of which such notice of withdrawal is being submitted;
(iii)    the principal amount of the Note (which shall be $1,000 or whole multiples of $1,000 in excess thereof) delivered for purchase by the Company as to which such notice of withdrawal is being submitted;
(iv)    a statement that such Holder is withdrawing his election to have such principal amount of such Note purchased; and
(v)    the principal amount, if any, of such Note (which shall be $1,000 or whole multiples of $1,000 in excess thereof) that remains subject to the original Change of Control Purchase Notice and that has been or will be delivered for purchase by the Company.
Notwithstanding anything herein to the contrary, in the case of Notes held in book-entry form, Notes must be tendered and/or withdrawn in accordance with Applicable Procedures.
(h)    The Trustee and the Paying Agent shall return to the Company, upon its request, any cash that remains unclaimed for two years after a Change of Control Purchase Date held by them for the payment of the Change of Control Purchase Price; and the Holder of such tendered and accepted Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once in The New York Times and The Wall Street Journal (national edition) or send to each Holder entitled to such money notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company; provided, further however, that (x) to the extent that the aggregate amount of cash deposited by the Company pursuant to clause (ii) of paragraph (d) of this Section 4.9 exceeds the aggregate Change of Control Purchase Price of the Notes or portions thereof to be purchased, then the Trustee shall hold such excess for the Company and (y) unless otherwise directed by the Company in writing, promptly after the Business Day following the Change of Control Purchase Date the Trustee shall return any such excess to the Company.
(i)    The Company shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.9, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.9 by virtue of such conflict.
(j)    Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer (i) if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) if notice of redemption for 100% of the aggregate principal amount of the outstanding Notes in respect of which a Change of Control Triggering Event occurred has been given pursuant to Section 3.7, unless and until there is a default in payment of the applicable redemption price.
(k)    In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described under this Section 4.9, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of Notes redeemed plus accrued and unpaid interest, if any, thereon to the date of redemption.
SECTION 4.10.    Corporate Existence.
Subject to ARTICLE V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate or comparable existence of the Company and each Restricted Subsidiary; provided that the Company is not required to preserve the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.
SECTION 4.11.    Limitation on Asset Sales.
(a)    The Company shall not, and shall not permit any of its Collateral Subsidiaries to, consummate an Asset Sale, unless:
(i)    the Company or such Collateral Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
(ii)    except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Collateral Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the following shall be deemed to be Cash Equivalents for purposes of this clause (ii) and for no other purposes:
(A)    any liabilities (as shown on the Company’s or such Collateral Subsidiary’s most recent balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheets, such liabilities as would have been reflected in the Company’s consolidated balance sheet or the footnotes thereto if such incurrence or accrual had been put in place on or prior to the date of such balance sheet as determined in good faith by the Company) of the Company or such Collateral Subsidiary, other than contingent liabilities or liabilities that are by their terms subordinated to the Notes or any Note Guarantee, that (i) are assumed by the transferee of any such assets and from which the Company and all of its Collateral Subsidiaries shall have been validly released by all applicable creditors in writing or (ii) that are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Company or its Collateral Subsidiaries);
(B)    any securities, notes or other obligations or assets received by the Company or such Collateral Subsidiary from such transferee that are converted by the Company or such Collateral Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of such Asset Sale;
(C)    with respect to any Asset Sale of Oil and Gas Properties by the Company or any Collateral Subsidiary in which the Company or any Collateral Subsidiary retains an interest in such property, the costs and expenses related to the exploration, development, completion or production of such Oil and Gas Properties and activities related thereto agreed to be assumed by the transferee (or an Affiliate thereof);
(D)    Indebtedness of any Collateral Subsidiary that ceases to be a Collateral Subsidiary as a result of such asset disposition (other than intercompany debt owed to the Company or its Collateral Subsidiaries), to the extent that the Company and each other Collateral Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; and
(E)    any Designated Non-Cash Consideration received by the Company or such Collateral Subsidiary in respect of the applicable Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (E) at any time outstanding, not in excess of the greater of (x) $150 million and (y) 10% of ACNTA determined as of the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.
(b)    Within 365 days after the receipt of any Net Cash Proceeds, the Company or any of its Collateral Subsidiaries may apply such Net Cash Proceeds at its option:
(xvii)    to permanently repay or reduce Priority Lien Debt and other outstanding Priority Lien Obligations;
(xviii)    to permanently repay or reduce Parity Lien Debt and other outstanding Parity Lien Obligations other than Indebtedness owed to the Company or another Collateral Subsidiary; provided that if the Company shall so repay or reduce any such Parity Lien Debt, the Company shall equally and ratably repay (or offer to repay) the Notes as provided either, at the Company’s option, under Section 3.7 through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;
(xix)    to acquire all or substantially all of the assets of, or a division or line of business of, any Person engaged in an Oil and Gas Business, or any Capital Stock of any Person engaged in an Oil and Gas Business, if, after giving effect to any such acquisition of Capital Stock, such entity is or becomes a Collateral Subsidiary and such acquired assets are secured for the benefit of all Holders as Collateral;
(xx)    to make capital expenditures or to make other expenditures for leasehold, seismic or for maintenance, repair or improvement of existing properties and assets; provided that such expenditures, repairs or improvements are made on assets constituting Collateral;
(xxi)    to acquire other assets that are used or useful in an Oil and Gas Business, including Oil and Gas Properties and such acquired assets are secured for the benefit of all Holders as Collateral; or

(xxii)    any combination of the foregoing;
provided that in the case of Section 4.11(b)(iii), (iv) and (v) (or any combination thereof), a binding commitment to make such acquisitions or expenditures entered into within 365 days of the consummation of the Asset Sale that generated the Net Cash Proceeds shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Company or such Collateral Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 545 days after the consummation of the Asset Sale that generated such Net Cash Proceeds and, in the event such commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, then such Net Cash Proceeds shall constitute Excess Proceeds (as defined below) as of the date of such cancellation or termination.
(c)    Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 4.11(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50 million, the Company will, within 45 days, make an offer to all Holders, and, if required by the terms of other Parity Lien Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to all holders of such other similar Parity Lien Debt (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and/or such Parity Lien Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, to, but excluding, the date of purchase, and will be payable in cash.
The Company shall commence an asset disposition offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the applicable procedures of DTC) the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. If the aggregate principal amount of Notes and other Parity Lien Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated between the Notes and such other Parity Lien Debt based on the principal amount (or accreted value, if applicable) of the Notes and such other Parity Lien Debt tendered and the Trustee will select the Notes to be purchased in the manner described below. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
Pending the final application of any Net Cash Proceeds pursuant to Section 4.11(b), the holder of such Net Cash Proceeds may apply such Net Cash Proceeds temporarily to reduce obligations under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Indenture. If any Excess Proceeds remain after consummation of the Asset Sale Offer, the Company may use those funds for any purpose not otherwise prohibited by this Indenture and they will no longer constitute Excess Proceeds.
(d)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale Offer procedures included in this Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.
(e)    If the aggregate principal amount of Notes and Parity Lien Debt validly tendered and not properly withdrawn pursuant to an asset disposition offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select such Parity Lien Debt to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and Parity Lien Debt (provided that the selection of such Parity Lien Debt shall be made pursuant to the terms of such Parity Lien Debt) and in such manner as complies with applicable legal requirements and applicable procedures of DTC.
SECTION 4.12.    Statement by Officer as to Default.
The Company shall deliver to the Trustee, within fifteen (15) Business Days after the Company becomes aware of the occurrence of any Event of Default, written notice of such Event of Default.
SECTION 4.13.    Applicable High Yield Debt Obligations.
If the Notes would otherwise constitute “applicable high yield discount obligations” (“AHYDOs”) within the meaning of Section 163(i)(1) of the Code, at the end of all accrual periods ending after the fifth anniversary of the issuance of the Notes (each, an “AHYDO payment date”), but not including the final accrual period, the Company will be required to make pro rata cash payments to all holders of a portion of each Note then outstanding in an amount equal to the “Mandatory Principal Payment Amount” (each such payment, a “Mandatory Principal Payment”). The payment pursuant to a Mandatory Principal Payment will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. The “Mandatory Principal Payment Amount” means the portion of a Note’s principal required to be paid to prevent such Note from being treated as an AHYDO within the meaning of Section 163(i)(1) of the Code. No partial payments, redemptions or repurchases of the Notes prior to an AHYDO redemption date pursuant to any other provision of this Indenture or the Notes will alter the Company’s obligation to make the Mandatory Principal Payment with respect to the Notes that remain outstanding on an AHYDO payment date. The Trustee shall have no duty or obligation with respect to any determination or calculation pursuant to this Section 4.13.
SECTION 4.14.    Collateral Provisions
So long as at least $750 million of Notes are outstanding, the Company shall use commercially reasonable efforts to maintain the Priority Lien Credit Agreement Facility Amount at or above $500 million.  Any action taken by the lenders to the Priority Lien Credit Agreement to reduce the size thereof, and any inability of the Company to refinance or replace the Priority Lien Credit Agreement on commercially reasonable terms, shall not be deemed to be a violation of this covenant.  Notwithstanding the foregoing, the Company may reduce the size of the Priority Lien Credit Agreement below $500 million so long as the Company uses commercially reasonable efforts to amend (i) the Intercreditor Agreement to provide for Collateral release provisions that are consistent with the Collateral Trust Agreement and this Indenture, or (ii) the Priority Lien Credit

Agreement to provide for Collateral release provisions that are consistent with the Collateral Trust Agreement and this Indenture.
For the avoidance of doubt, neither the Trustee nor the Collateral Trustee shall have any duty or obligation to  determine the Company's compliance with this covenant, including, without limitation, determining whether the Collateral release provisions to be added to the Intercreditor Agreement  or the Priority Lien Credit Agreement pursuant to any such amendment are consistent with the Collateral Trust Agreement and this Indenture, as to which compliance or determination, the Trustee and the Collateral Trustee shall be entitled to rely conclusively upon Officer's Certificates and Opinions of Counsel as elsewhere provided for herein and in the Security Documents.
ARTICLE V
SUCCESSORS
SECTION 5.1.    Consolidation, Merger and Sale of Assets.
(j)    The Company will not consolidate or merge with or into any Person or sell, convey, lease or otherwise dispose of all or substantially all of its assets to any Person, unless:
(iii)    the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition shall be made (collectively, the “Successor”), is a corporation, limited liability company, general partnership or limited partnership organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and the Successor assumes, by supplemental indenture, all the obligations of the Company under this Indenture; provided that unless the Successor is a corporation, a corporate co-issuer of the Notes will be added to this Indenture by such supplemental indenture;
(iv)    immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing;
(v)    the Successor, if applicable, shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Successor to be subject to the Parity Liens in the manner and to the extent required under the Note Documents and shall deliver an Opinion of Counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Note Documents to be executed, delivered, filed and recorded, as applicable, and such other matters as the Trustee or Collateral Trustee, as applicable, may reasonably request; and
(vi)    the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such supplemental indenture, if required, complies with this Indenture.

(k)    Except in transactions that will result in the release of the Note Guarantee of a Guarantor as provided in Section 11.4, each Guarantor will not consolidate or merge with or into (whether or not such Guarantor is the surviving Person) any other Person (other than the Company or any other Guarantor), unless:
(xxiii)    the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under this Indenture and the Notes pursuant to a supplemental indenture; and
(xxiv)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.
(l)    Upon satisfaction of the requirements in Section 5.1(a) and (b) with respect to a merger, consolidation or sale or disposition of all or substantially all of the assets of the Company or a Guarantor, the predecessor Company or Guarantor, as the case may be, shall be released from its obligations under this Indenture and the successor Company or Guarantor, as the case may be, shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under this Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company shall not be released from the obligation to pay the principal of and interest on the Notes.
(m)    Notwithstanding the foregoing, the Company or any Guarantor may merge with an Affiliate of it incorporated or organized solely for the purpose of reincorporating or reorganizing the Company or Guarantor in another jurisdiction.
ARTICLE VI
DEFAULTS AND REMEDIES
SECTION 6.1.    Events of Default.
An “Event of Default” will occur with respect to the Notes if:
(e)    there shall be a default by the Company or any Guarantor in the payment of principal of or any premium on the Notes when due and payable at its Maturity;
(f)    there shall be a default by the Company or any Guarantor in the payment of any installment of interest on the Notes when it becomes due and payable, and such default shall continue for a period of 30 days;
(g)    there shall be a default on any other Indebtedness of the Company or any Guarantor and either:
(iv)    such default results in the acceleration of the maturity of any such Indebtedness having a principal amount of $50.0 million or more individually or, taken together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, in the aggregate; or

(v)    such default results from the failure to pay when due principal of any such Indebtedness, after giving effect to any applicable grace period (a “Payment Default”), having a principal amount of $50.0 million or more individually or, taken together with the principal amount of any other Indebtedness under which there has been a Payment Default, in the aggregate;
provided that if any such default is cured or waived or any such acceleration is rescinded, or such Indebtedness (or overdue portion thereof) is repaid, within a period of 30 days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequent acceleration of the Notes shall be rescinded, so long as any such rescission does not conflict with any judgment or decree or applicable provision of law;
(h)    there shall be a default by the Company in the performance or breach of the provisions of ARTICLE V, or the Company shall have failed to make or consummate a Change of Control Offer in accordance with Section 4.9;
(i)    there shall be a default in the performance, or breach of, any covenant or agreement of the Company or any Guarantor in this Indenture applicable to the Notes and, in each such case, failure to remedy such default within a period of 60 days after written notice thereof from the Trustee or Holders of 25% of the principal amount of the Notes; provided, however, that the Company will have 90 days following such written notice to remedy or receive a waiver for any failure to comply with its obligations under this Indenture so long as the Company is attempting to remedy any such failure as promptly as reasonably practicable;
(j)    any failure of a Note Guarantee by a Guarantor that is a Significant Subsidiary of the Notes to be in full force and effect, or the denial or disaffirmance by such entity thereof, in each case, except in accordance with Indenture;
(k)    the entry by a court having jurisdiction in the premise of (i) a decree or order for relief in respect of the Company or any Guarantor that is a Significant Subsidiary, in an involuntary case or proceeding under any Bankruptcy Law or (ii) a decree or order adjudging the Company or any Guarantor that is a Significant Subsidiary, bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Guarantor that is a Significant Subsidiary, under any applicable Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order described in clause (i) or (ii) above unstayed and in effect for a period of 60 consecutive days;
(l)    (i) the commencement by the Company or any Guarantor that is a Significant Subsidiary of a voluntary case or proceeding under any applicable Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or (ii) the consent by the Company to the entry of a decree or order for relief in respect of the Company or any Guarantor that is a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company, or (iii) the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, or (iv) the consent by the Company to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property or (v) the making by the Company or any Guarantor that is a Significant Subsidiary of a general assignment for the benefit of creditors or the admission by the Company or any Guarantor that is a Significant Subsidiary, in writing in a public report or release or bondholder report, of its inability to pay its debts generally as they become due;
(m)    the occurrence of the following:
(vi)    except as permitted by the Note Documents, any Note Document establishing the Parity Liens ceases for any reason to be enforceable; provided that it will not be an Event of Default under this clause (9)(A) if the sole result of the failure of one or more Note Documents to be fully enforceable is that any Parity Lien purported to be granted under such Note Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $50 million, ceases to be an enforceable and perfected Parity Lien; provided, further, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until ninety (90) days after any Officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;
(vii)    except as permitted by the Note Documents, any Parity Lien purported to be granted under any Note Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $50 million, ceases to be an enforceable and perfected second priority Lien, subject to the Intercreditor Agreement and Permitted Collateral Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until ninety (90) days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; and
(viii)    the Company or any Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any Obligation of the Company or any other Guarantor set forth in or arising under any Note Document establishing Parity Liens.
SECTION 6.2.    Acceleration.
(e)    If an Event of Default (other than as specified in clause (7) or clause (8) of Section 6.1 with respect to the Company) shall occur with respect to the Notes and be continuing with respect to this Indenture, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare all unpaid principal of, premium, if any, and accrued but unpaid interest on, all the Notes then outstanding to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes). Upon such a declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (7) or clause (8) of Section 6.1 occurs with respect to the Company, then the principal of, any premium, if any, and interest on, all the Notes shall ipso facto be accelerated and become due and payable immediately, without any declaration or other act on the part of the Trustee or any Holder of Notes. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the Holders of Notes by appropriate judicial proceedings.
(f)    After an acceleration with respect to the Notes, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, on behalf of the Holders of Notes, may rescind and annul such acceleration and its consequences if:
(vi)    the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (B) all overdue interest on all Notes then outstanding, the principal of, and premium, if any, on any Notes then outstanding, in each case, which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes;
(vii)    the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and
(viii)    all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes, which have become due solely by such declaration of acceleration, have been cured or waived as provided in this Indenture.
(g)    No such rescission shall affect any subsequent default or impair any right consequent thereon.
SECTION 6.3.    Other Remedies.
(i)    If an Event of Default occurs and is continuing with respect to the Notes, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
(j)    The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon and during the continuance of an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4.    Waiver of Past Defaults.
The Holders of not less than a majority in aggregate principal amount of the outstanding Notes, by written notice to the Trustee and the Company, may, on behalf of the Holders of all outstanding Notes, waive any existing Default or Event of Default under this Indenture and its consequences, except a continuing Default or Event of Default (1) in the payment of the principal of, premium, if any, or interest on any Note (other than a default in payment that has become due solely because of an acceleration that has been rescinded), which may only be waived with the consent of each Holder of Notes affected or (2) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. The Company shall deliver to the Trustee an Officer’s Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. In case of any such waiver, the Company, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
SECTION 6.5.    Control by Majority.
Subject to Section 7.1(e), the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee for the Notes or exercising any trust or power conferred on it. However, the Trustee shall be under no obligation and may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.
SECTION 6.6.    Limitation on Suits.
(a)    No Holder of the Notes has any right to pursue any remedy with respect to this Indenture unless (1) the Trustee shall have received written notice that an Event of Default has occurred and is continuing, (2) the Trustee shall have received a written request from Holders of at least 25% in aggregate principal amount of the outstanding Notes to pursue such remedy, (3) the Trustee shall have received indemnity from the Holders reasonably satisfactory to it against loss, liability or expense to pursue such remedy as Trustee under this Indenture, (4) the Trustee shall have failed to act for a period of 60 days after receipt of such written notice, request and such offer of security or indemnity and (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the outstanding Notes.
(b)    The limitations set forth in paragraph (a) of this Section 6.6 do not, however, apply to a suit instituted by a Holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

SECTION 6.7.    Rights of Holders of Notes to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, or interest on such Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
SECTION 6.8.    Collection Suit by Trustee.
If an Event of Default specified in clause (1) or (2) of Section 6.1 occurs with respect to the Notes and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of overdue principal of, premium, if any, interest remaining unpaid on the Notes and to the extent lawful, interest on overdue principal, premium, if any, and interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
SECTION 6.9.    Trustee May File Proofs of Claim.
The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company or any Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder of Notes to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders of Notes, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders of Notes may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.    Priorities.
(a)    If the Trustee collects any money or other property pursuant to this ARTICLE VI in respect of the Notes, it shall pay out the money and other property in the following order:
First: to the Trustee, its agents and attorneys for amounts due under Section 7.7, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
Second: to the payment of the amounts then due and unpaid upon the Notes for principal, premium, if any, and interest, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind; and
Third: to the Company or to such party as a court of competent jurisdiction shall direct.
(b)    The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
SECTION 6.11.    Undertaking for Costs.
In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.7, or a suit by Holders of more than ten percent in principal amount of the then outstanding Notes.
ARTICLE VII
TRUSTEE
SECTION 7.1.    Duties of Trustee.
(h)    If an Event of Default has occurred and is continuing, and is actually known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(i)    Except during the continuance of an Event of Default with respect to the Notes:
(xxv)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(xxvi)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
(j)    The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
(i)    this paragraph does not limit the effect of paragraph (b) of this Section 7.1;
(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.
(k)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.
(l)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have provided to the Trustee security or indemnity reasonably satisfactory to it against the costs, loss, expenses and liabilities that might be incurred by it in compliance with such request or direction.
(m)    Money held in trust by the Trustee need not be segregated from other funds and need not be held in an interest-bearing account, in each case except to the extent required by law or by any other provision of this Indenture. The Trustee (acting in any capacity hereunder) shall not be liable for interest on any money received by it hereunder unless the Trustee otherwise agrees in writing with the Company.

SECTION 7.2.    Certain Rights of Trustee.
(k)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
(l)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(m)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any such agent or attorney appointed with due care.
(n)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
(o)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.
(p)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of the Notes unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits) for any action it takes or omits to take, even if the Trustee has been advised of the likelihood of such loss or damage.
(q)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such event is sent to the Trustee in accordance with Section 13.2, and such notice references the Notes.
(r)    Subject to Section 7.1(b)(ii), the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall reasonably determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company (which costs shall be limited to reasonable costs) and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(s)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder, including, without limitation, the Collateral Trustee.
(t)    The permissive rights of the Trustee enumerated herein shall not be construed as duties.
(u)    The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Guarantors, as applicable, and shall not be taken as the statements of the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder.
(v)    The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or any other documents or agreements entered into in connection with the transactions contemplated hereby by the Company or any other party hereto.
(w)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture.
(x)    The Trustee may request that the Company and the Guarantors deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.
SECTION 7.3.    Individual Rights of Trustee.
The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Company or any of its Affiliates with the same rights it would have if it were not the Trustee. However, in the event that the Trustee acquires any conflicting interest as described in the TIA while any Default exists, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.10.
SECTION 7.4.    Trustee’s Disclaimer.
The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture; it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee; and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
SECTION 7.5.    Notice of Default.
If a Default or Event of Default occurs with respect to the Notes and is continuing and if it is actually known to the Trustee, the Trustee shall mail or otherwise deliver to Holders of the Notes a notice of the Default or Event of Default within 90 days after the Trustee gains knowledge of the Default or Event of Default unless such Default or Event of Default shall have been cured or waived before the giving of such notice. Except in the case of a Default or Event of Default in payment of principal of, premium or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
SECTION 7.6.    Reports by Trustee to Holders of the Notes.
(l)    Within 60 days after each May 15 beginning with the May 15 following the date hereof, and for so long as Notes of a series remain outstanding, the Trustee shall mail or otherwise deliver to the Holders of such series of Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail or otherwise deliver all reports as required by TIA Section 313(c).
(m)    A copy of each report at the time of its mailing or delivery to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Company shall promptly notify the Trustee in writing when the Notes are listed on any stock exchange or any delisting thereof.
SECTION 7.7.    Compensation and Indemnity.
(a)    The Company shall pay to the Trustee (in its capacity as Trustee, and, to the extent it has been appointed as such, as Paying Agent, Registrar and Collateral Trustee) from time to time such compensation for its acceptance of this Indenture and services hereunder in accordance with a written schedule provided by the Trustee to the Company. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and reasonable out-of-pocket expenses incurred or made by it in addition to the compensation for its services, except those resulting from its own negligent action, negligent failure to act or willful misconduct. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
(b)    The Company and the Guarantors, jointly and severally, shall indemnify the Trustee in each capacity hereunder against any and all losses, liabilities or reasonable out-of-pocket expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the reasonable costs and expenses of enforcing this Indenture against the Company (including this Section 7.7) and defending itself against any claim (whether asserted by either of the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence (or gross negligence with respect to the Collateral Trustee) or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may elect to have separate counsel defend the claim, but the Company will be obligated to pay the reasonable fees and expenses of such separate counsel only if the Company fails to assume the Trustee’s defense or there is a conflict of interest between the Company, on the one hand, and the Trustee, on the other hand, with respect to the claim, as reasonably determined by the Trustee. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.
(c)    The obligations of the Company under this Section 7.7 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.
(d)    To secure the Company’s payment obligations in this section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.
(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in clause (7) or (8) of Section 6.1 occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
SECTION 7.8.    Replacement of Trustee.
(f)    A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.
(g)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company upon 31 days written notice. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
(i)    the Trustee fails to comply with Section 7.10;
(ii)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(iii)    a custodian or public officer takes charge of the Trustee or its property; or

(iv)    the Trustee becomes incapable of acting.
(h)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
(i)    If a successor Trustee does not take office within 31 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.
(j)    If the Trustee, after written request by any Holder who has been a Holder of Notes for at least three months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
(k)    A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail or otherwise deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.
SECTION 7.9.    Successor Trustee by Merger, Etc.
If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.
SECTION 7.10.    Eligibility; Disqualification.
There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust powers, that is subject to supervision or examination by federal or state authorities and that has (or its corporate parent shall have) a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.
This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5).
SECTION 7.11.    Preferential Collection of Claims Against Company.

The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.
SECTION 7.12.    Limitation on Duty of Trustee in Respect of Collateral; Indemnification.
(a)    Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.
(b)    The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Collateral Trust Agreement or the Security Documents by the Company, the Guarantors, the Priority Lien Agent or the Collateral Trustee.
ARTICLE VIII
DEFEASANCE AND COVENANT DEFEASANCE
SECTION 8.1.    Option to Effect Legal Defeasance or Covenant Defeasance.
The Company may, at its option and at any time, elect to have either Section 8.2 or Section 8.3 be applied to all outstanding Notes upon compliance with the conditions set forth below in this ARTICLE VIII above.
SECTION 8.2.    Legal Defeasance and Discharge.
Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.2 with respect to the Notes, the Company and any Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from its obligations under this Indenture with respect to all outstanding Notes and all obligations of the Guarantors shall be deemed to have been discharged (and any security granted to secure such Notes shall be released) with respect to their obligations under this Indenture with respect to the Notes and the Note Guarantees thereof on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).
For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and any Note Guarantees thereof, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in clauses (a) and (b) of this Section 8.2, and shall be deemed discharged from the payment and performance of all other obligations under this Indenture with respect to the Notes and the Note Guarantees thereof (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
(g)    the rights of Holders of outstanding Notes to receive payments solely from Funds in Trust (as defined in Section 8.4(a) and as more fully set forth in such Section) in respect of the principal of, and any premium and interest on such Notes when such payments are due;
(h)    subject to clause (a) of this Section 8.2, the Company’s obligations with respect to such Notes under ARTICLE II and Section 4.2 concerning the issuance of temporary Notes, transfers and exchanges of the Notes, replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency where the Notes may be surrendered for transfer or exchange or presented for payment, and duties of Paying Agents;
(i)    the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and
(j)    this ARTICLE VIII.
Subject to compliance with this ARTICLE VIII, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.
SECTION 8.3.    Covenant Defeasance.
Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3 with respect to the Notes, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4, be released from its obligations under the covenants contained in Section 4.3, Section 4.7 through Section 4.9, Section 4.11 and Section 4.14 with respect to the outstanding Notes, and the Note Guarantees thereof shall be released pursuant to Section 11.4, on and after the date the conditions set forth in Section 8.4 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes to the extent permitted by GAAP). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and each Restricted Subsidiary may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 with respect to the Notes, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3 with respect to the Notes, subject to the satisfaction of the conditions set forth in Section 8.4, Section 6.1(c) through (f) and (i) or, with respect to any Guarantor that is a Significant Subsidiary, Section 6.1(g) and (h), shall not constitute Events of Default with respect to the Notes.
SECTION 8.4.    Conditions to Legal Defeasance or Covenant Defeasance.
The following shall be the conditions to the application of either Section 8.2 or 8.3 to the outstanding Notes:
(c)    the Company must irrevocably deposit or cause to be deposited with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, cash in U.S. Legal Tender, U.S. Government Securities, or a combination thereof (“Funds in Trust”), in such amounts as, in the aggregate, will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and any premium and interest on, the outstanding Notes on each date on which such principal, and any premium and interest is due and payable or on any redemption date established pursuant to this Indenture;
(d)    in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that the Company has received from or there has been published by the Internal Revenue Service a ruling, or since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders and Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(e)    in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders and Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(f)    no Default or Event of Default shall have occurred and be continuing with respect to the Notes on the date of such deposit (other than as a result of borrowing funds in connection with such defeasance or granting of Liens in connection therewith);

(g)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement, other than this Indenture, or instrument to which the Company is a party or by which the Company is bound;
(h)    the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(i)    the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that the Company has complied with all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be.
SECTION 8.5.    Deposited Money and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
(n)    Subject to Section 8.6, all money and U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.
(o)    The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
(p)    Anything in this ARTICLE VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Securities held by it as provided in Section 8.4 which, in the opinion of a nationally recognized firm of independent public accountants, investment bank, or appraisal firm expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
SECTION 8.6.    Repayment to the Company.
Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company upon its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.
SECTION 8.7.    Reinstatement.
If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Securities in accordance with Section 8.2 or 8.3, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations to make the related payments under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE IX
AMENDMENT, SUPPLEMENT AND WAIVER
SECTION 9.1.    Without Consent of Holders of Notes.
(k)    Notwithstanding Section 9.2, the Company, the Guarantors, any other obligor under the Notes and the Trustee may modify, supplement or amend this Indenture, the Security Documents or the Notes without the consent of any Holder of a Note:
(i)    to cure any ambiguity, omission, defect or inconsistency, as evidenced in an Officer’s Certificate;
(ii)    to provide for the assumption of the obligations of the Company or any Guarantor pursuant to ARTICLE V;
(iii)    to add to, change or eliminate any of the provisions of this Indenture; provided that any such addition, change or elimination shall become effective only after there are no such Notes entitled to the benefit of such provision outstanding;
(iv)    to establish the forms or terms of the Notes issued under this Indenture;
(v)    to evidence the acceptance or appointment by a separate Trustee or successor Trustee with respect to the Notes or otherwise;
(vi)    to reflect the addition or release of any Guarantor from its Note Guarantee, in the manner provided in this Indenture;

(vii)    to comply with any requirement of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;
(viii)    to provide for uncertificated Notes in addition to certificated Notes;
(ix)    to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the Notes as security for the payment and performance of the Company’s and any Guarantor’s obligations under this Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee pursuant to this Indenture or otherwise;
(x)    to comply with the rules of any applicable Depositary;
(xi)    to make any change that would provide any additional benefit to the Holders of the Notes or that does not adversely affect the rights of any Holder in any material respect;
(xii)    to add additional Defaults or Events of Default;
(xiii)    to provide for or confirm the issuance of Additional Notes in accordance with the terms hereof;
(xiv)    (a) to conform the text of this Indenture, the Intercreditor Agreement, the Notes, the Note Documents or the Note Guarantees to any provision under the heading “Description of New Secured Notes” in the Offering Memorandum, to the extent that the Trustee has received an Officer’s Certificate stating that such text constitutes an unintended conflict with, or is inconsistent with, the description of the corresponding provision in this “Description of New Secured Notes” and (b) to conform the text of this Indenture, the Notes, the Note Documents or the Note Guarantees or any other such documents (in recordable form) as may be necessary or advisable to preserve and confirm the relative priorities of the Priority Lien Documents and the Parity Lien Documents as such priorities are contemplated by and set forth in the Intercreditor Agreement;
(xv)    to amend Section 2.7, including, without limitation, to facilitate the issuance and administration of the Notes; provided that (i) compliance with the terms of this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;
(xvi)    to make, complete or confirm any grant of Collateral permitted or required hereby or any of the Note Documents;
(xvii)    to release or subordinate Liens on Collateral in accordance with the Note Documents; or

(xviii)    with respect to the Note Documents, as provided in the Intercreditor Agreement.
In addition, the Intercreditor Agreement, the Security Documents and the Collateral Trust Agreement may be amended in accordance with their terms and without the consent of any Holder or the Trustee with the consent of the parties thereto or otherwise in accordance with their terms, including to add additional Indebtedness as Priority Lien Debt or Parity Lien Debt and add other parties (or any authorized agent thereof or trustee therefor) holding such Indebtedness thereto and to establish that the Liens on any Collateral securing such Indebtedness shall rank equally with the Liens on such Collateral securing the other Priority Lien Debt or Parity Lien Debt, as applicable, then outstanding, in each case to the extent permitted by the Secured Debt Documents.
(l)    Upon the request of the Company, and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.4, the Trustee shall join with the Company and each Guarantor in the execution of any amended or supplemental Indenture authorized or permitted under this Section 9.1 and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
SECTION 9.2.    With Consent of Holders of Notes.
(e)    Except as provided below in this Section 9.2, the Company, the Guarantors, any other obligor under the Notes and the Trustee may amend or supplement this Indenture, the Security Documents or the Notes with the consent of the Holders of at least a majority in aggregate principal amount of all Notes then outstanding and affected by such amendment or supplement; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:
(vii)    reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of this Indenture or the Notes;
(viii)    reduce the rate or change the time for payment of interest, including default interest, if any, on the Notes;
(ix)    reduce the principal amount of any Note or change the Maturity Date of the Notes;
(x)    reduce the amount payable upon redemption of any Note;
(xi)    waive any Event of Default in the payment of principal of or any premium or interest on the Notes (except a default in payment that has become due solely because of an acceleration that has been rescinded);
(xii)    make any Note payable in money other than that stated in such Note;

(xiii)    impair the right of Holders of Notes to receive payment of the principal of and interest on Notes on the respective due dates therefor and to institute suit for the enforcement of any such payment;
(xiv)    make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of this Indenture; or
For the avoidance of doubt, none of the foregoing clauses (i) through (viii) shall apply to any amendment of Section 4.9 or any definitions related thereto.
(f)    The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto. If a record date is fixed, the Holders of the Notes on such record date, or its duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be canceled and of no further effect.
(g)    Upon the request of the Company and upon the filing with the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.4, the Trustee shall join with the Company and each Guarantor in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
(h)    It shall not be necessary for the consent of the Holders of Notes under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
(i)    After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Company shall mail or otherwise deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail or deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.
SECTION 9.3.    Compliance with Trust Indenture Act.
Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.
SECTION 9.4.    Revocation and Effect of Consents.
Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note of or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
SECTION 9.5.    Notation on or Exchange of Notes.
(f)    The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
(g)    Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
SECTION 9.6.    Trustee to Sign Amendments, Etc.
The Trustee shall sign any amended or supplemental indenture or Note authorized pursuant to this ARTICLE IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture or Note, the Trustee shall be entitled to receive and (subject to Section 7.1) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.4, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.
ARTICLE X
COLLATERAL AND SECURITY
SECTION 10.1.    Intercreditor Agreement: Collateral Trust Agreement.
(j)    This ARTICLE X and the provisions of each of the Security Documents are subject to the terms, limitations and conditions set forth in the Intercreditor Agreement. The Company and each Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. Each Holder of Notes, by its acceptance of the Notes (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Trustee on behalf of each Holder of Notes to enter into the Intercreditor Agreement as Second Lien Collateral Agent (as defined in the Intercreditor Agreement) on behalf of such Holders of Notes as Second Lien Secured Parties (as defined in the Intercreditor Agreement). In addition, each Holder of Notes authorizes and instructs the Collateral Trustee to enter into any amendments or joinders to the Intercreditor Agreement, without the consent of any Holder or the Trustee, to add additional Indebtedness as Priority Lien Debt or Parity Lien

Debt and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks equally with the Liens on such Collateral securing the other Priority Lien Debt or Parity Lien Debt, as applicable, then outstanding.
(k)    This ARTICLE X and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Collateral Trust Agreement. The Company and each Guarantor consents to, and agrees to be bound by, the terms of the Collateral Trust Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms therewith. Each Holder of Notes, by its acceptance of the Notes (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Collateral Trust Agreement and (b) authorizes and instructs the Collateral Trustee on behalf of the Holders of the Notes and each other holder of Parity Lien Obligations to enter into the Security Documents as Collateral Trustee on behalf of such holders of Parity Lien Obligations.
SECTION 10.2.    Security Documents.
(j)    To secure the full and punctual payment when due and the full and punctual performance of the obligations of the Company and the Guarantors in respect of the Notes and this Indenture, the Company and the Guarantors and any other grantor party thereto shall, on the Issue Date:
(v)    enter into the Collateral Trust Agreement and other Security Documents and deliver to the Collateral Trustee (or to the Priority Lien Agent for the benefit of the Priority Lien Secured Parties (as defined in the Intercreditor Agreement) and as bailee for perfection on behalf of the Collateral Trustee in accordance with the Intercreditor Agreement) all certificates representing Capital Stock and other instruments and documents required thereunder to be delivered to the Collateral Trustee; and
(vi)    file, register or record all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and to perfect such Liens to the extent required by, and with the priority required by, the Security Documents or this Indenture.
(k)    Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents entered into on the date hereof or from time to time thereafter (including the provisions providing for the possession, use, release and foreclosure of Collateral) as each may be amended from time to time in accordance with their terms and this Indenture.
(l)    Each Holder, by accepting the Notes, is deemed to acknowledge that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be for the benefit of all the Holders, each other holder of Parity Lien Obligations, the Collateral Trustee, the Trustee and the other secured parties described in the Security Documents, and that the Lien granted in the Security Documents relating to the Notes in respect of the Trustee, the Collateral Trustee, the Holders, each other holder of Parity Lien Obligations, and such other secured parties is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.
SECTION 10.3.    Collateral Trustee.
By accepting a Note, each Holder is deemed to have irrevocably appointed the Collateral Trustee to act as its agent under the Security Documents and irrevocably authorized the Collateral Trustee to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents or other documents to which it is a party, together with any other incidental rights, powers and discretions, and (ii) execute each document expressed to be executed by the Collateral Trustee on its behalf. The Collateral Trustee will have no duties or obligations except those expressly set forth in the Security Documents to which it is party; provided that no provision of this Indenture shall be construed to relieve the Collateral Trustee from liability for its own gross negligent action, its own gross negligent failure to act or its own willful misconduct. Notwithstanding the generality of the foregoing and in furtherance and not in limitation of Section 7.2:
(q)    The duties and obligations of the Collateral Trustee shall be determined solely by the express provisions of this Indenture and the Collateral Trustee shall not be liable to any party hereto or to any Security Document to which it is a party by reason of any failure on the part of any other party hereto or any maker, guarantor, endorser or other signatory of any document or any other Person to perform such Person’s obligations under any such document.
(r)    The Collateral Trustee shall not be responsible in any manner for the validity, enforceability or sufficiency of this Indenture, the Security Documents or any Collateral delivered under the Security Documents, or for the value or collectability of any Notes, Indebtedness covered by the Security Documents or other instrument, if any, so delivered, or for any representations made or obligations assumed by any party other than the Collateral Trustee. The Collateral Trustee shall not be bound to examine or inquire into or be liable for any defect or failure in the right or title of the grantors to all or any of the assets whether such defect or failure was known to the Collateral Trustee or might have been discovered upon examination or inquiry and whether capable of remedy or not.
(s)    The Collateral Trustee shall not be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created pursuant to any Security Document pertaining to this matter nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created pursuant to any Security Document pertaining to this matter.
(t)    The Collateral Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection herewith, in each case except for its own bad faith, gross negligence or willful misconduct.
(u)    The Collateral Trustee may seek the advice of legal counsel of its own selection in the event of any dispute or question as to the construction of any of the provisions of this Indenture or its duties hereunder or under any Security Document or applicable law, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice or written opinion of such counsel.
(v)    The Collateral Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, approval or other paper or document it receives in connection with this Indenture or any Security Document.
(w)    In no event shall the Collateral Trustee be liable for any indirect, special, punitive or consequential losses or damage of any kind whatsoever, including, but not limited to, lost profits, even if such loss or damage was foreseeable or it had been advised of the likelihood of such loss or damage and regardless of the form of action.
(x)    In no event shall the Collateral Trustee be liable for any failure or delay in the performance of its obligations hereunder or under any Security Document because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, strikes, work stoppages, civil or military disturbances, nuclear or natural catastrophes, fire, riot, embargo, loss or malfunctions of utilities, communications or computer (software and hardware) services, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Indenture or any Security Document.
(y)    The Collateral Trustee agrees to accept and act upon facsimile or other electronic transmission of written instructions pursuant to this Indenture or any Security Document; provided that (i) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Collateral Trustee in a timely manner if requested by the Collateral Trustee, and (ii) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions.
(z)    Except with respect to its own bad faith, gross negligence or willful misconduct, the Collateral Trustee shall not be responsible to any Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security interest created or purported to be created under or in connection with, any Security Document or any other instrument or document furnished pursuant thereto.
(aa)    The Collateral Trustee shall have no responsibility for or liability with respect to monitoring compliance of any other party to the Security Documents, this Indenture or any other document related hereto or thereto. The Collateral Trustee has no duty to monitor the value or rating of any Collateral on an ongoing basis.
(bb)    No provision of this Indenture or any Security Document shall require the Collateral Trustee to expend, advance or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Indenture or in any of the Security Documents or in the exercise of any of its rights or powers hereunder or under any of the Security Documents unless it is indemnified to its satisfaction and the Collateral Trustee shall have no liability to any Person for any loss occasioned by any delay in taking or failure to take any such action while it is awaiting an indemnity satisfactory to it.
(cc)    The Collateral Trustee may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of, or information obtained from, any counsel, accountant, investment banker, appraiser or other expert or adviser.
(dd)    The Collateral Trustee may employ or retain such counsel, accountants, sub-agent, agent or attorney in fact, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for the actions of any such parties it appoints with due care.
(ee)    The Collateral Trustee may request that parties deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or any Security Document.
(ff)    Beyond the exercise of reasonable care in the custody thereof, the Collateral Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral. The Collateral Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee.
(gg)    The Collateral Trustee shall not be responsible for the existence, genuineness or value of the Collateral or for the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Trustee shall have no duty to ascertain or inquire as to or monitor the performance or observance of any of the terms of this Indenture or the Security Documents.
(hh)    Upon any payment or distribution of assets hereunder or under any Security Document, the Collateral Trustee shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which an Insolvency or Liquidation Proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other Person making such payment or distribution in such insolvency or liquidation proceeding, delivered to the Collateral Trustee, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.
(ii)    The rights and protections of the Collateral Trustee set forth herein shall also be applicable to the Collateral Trustee in its roles as mortgagee, beneficiary, pledgee or any of its other roles (including as Collateral Trustee) under the Security Documents.
(jj)    The Collateral Trustee may resign at any time by so notifying the Company and the Trustee in writing at least thirty-one (31) days prior to the proposed date of resignation, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Trustee. The Holders of a majority in principal amount of the then outstanding Notes may remove the Collateral Trustee by so notifying the Collateral Trustee, the Trustee and the Company in writing, such removal to be effective upon the acceptance of a successor agent to its appointment as Collateral Trustee. If the Collateral Trustee resigns or is removed under this Indenture, the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), shall appoint a successor Collateral Trustee. In the case of the resignation by the Collateral Trustee, if no successor Collateral Trustee is appointed prior to the intended effective date of the resignation of the Collateral Trustee (as stated in the notice of resignation), the Collateral Trustee may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor Collateral Trustee, which may be the same Person as the Trustee. If (i) in the case of the resignation by the Collateral Trustee, no successor Collateral Trustee is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation), the Collateral Trustee, and (ii) in the case of the removal of the Collateral Trustee, if no successor Collateral Trustee is appointed by the Trustee and consented to by the Company within thirty-one (31) days after the intended effective date of removal (as stated in the notice of removal), then in each case the Company or the Holders of at least ten percent (10%) in principal amount of the then outstanding principal amount of the Notes shall be entitled to petition at the expense of the Company a court of competent jurisdiction to appoint a successor Collateral Trustee. A successor Collateral Trustee shall deliver a written acceptance of its appointment to the retiring Collateral Trustee and to the Company. Thereupon, the resignation or removal of the retiring Collateral Trustee shall become effective, and the successor Collateral Trustee shall have all the rights, powers and the duties of the Collateral Trustee under this Indenture and the Security Documents. The successor Collateral Trustee shall mail a notice of its succession to the Trustee. The retiring Collateral Trustee shall promptly transfer all property held by it as Collateral Trustee to the successor Collateral Trustee, provided that all sums, including the fees and expenses of its counsel, owing to the retiring Collateral Trustee hereunder have been paid. Notwithstanding the replacement of the Collateral Trustee pursuant to this Section 10.3(t), the Company’s obligations under this Section 10.3(t) shall continue for the benefit of the retiring Collateral Trustee.

SECTION 10.4.    Authority of Collateral Trustee to Release Collateral and Liens.
By accepting a Note, each Holder is deemed to authorize the Collateral Trustee (i) to release any Collateral that is permitted to be released in accordance with Section 10.7 or (ii) to subordinate any Collateral that is permitted to be subject to a senior priority Lien pursuant to the terms of this Indenture or the Security Documents. By accepting a Note, each Holder is deemed to authorize the Collateral Trustee to execute and deliver to the Company, at the Company’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Company in connection with any such release or subordination.
SECTION 10.5.    Post-Issue Date Collateral Requirements.
(l)    Within 60 days of the Issue Date or as soon as practicable thereafter using commercially reasonable efforts (but in any event within 180 days), the Company shall, or shall cause the applicable Guarantor or other grantor to, (i) execute and deliver to the Collateral Trustee, as mortgagee or beneficiary, as applicable, such Mortgages, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages in the proper recorders’ offices or appropriate public records (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected second-priority Lien (subject to the Liens securing Priority Lien Obligations, to the extent permitted to be incurred or to exist under the Intercreditor Agreement, and to Permitted Collateral Liens), against the proven Oil and Gas Properties that represent not less than 80% (but shall not be required to deliver and maintain a security interest in the Guarantors’ Oil and Gas Properties representing more than 80%) of the PV-9 of Proved Reserves evaluated in the most recent Reserve Report attributable to the Oil and Gas Properties of the Company delivered under the Priority Lien Documents and (ii) on the date that each such Mortgage is so filed or recorded, cause its counsel for the jurisdiction in which the relevant Oil and Gas Properties are located to execute and deliver to the Collateral Trustee a favorable Opinion of Counsel with respect to the requirements set forth in clause (i) of this Section 10.5(a) and other matters incidental thereto in form and substance reasonably satisfactory to the Collateral Trustee.
(m)    Within 60 days of the Issue Date or as soon as practicable thereafter using commercially reasonable efforts (as shall from time to time be certified by the Company to the Collateral Trustee upon request therefor), the Company shall, or shall cause the applicable Guarantor or other grantor to enter into deposit account control agreements with the Collateral Trustee and the Priority Lien Agent and the account bank for the Deposit Accounts listed on Schedule 2 to the Notes Security Agreement on terms reasonably satisfactory to the Collateral Trustee, subject to the Collateral Trustee’s rights under the Security Documents.
(n)    Within 30 days of the Issue Date or as soon as practicable thereafter using commercially reasonable efforts (as shall from time to time be certified by the Company to the Collateral Trustee upon request therefor), the Company shall deliver an endorsement naming the Collateral Trustee as the additional loss payee and mortgagee under any property insurance held by the Company on terms reasonably satisfactory to the Collateral Trustee, subject to the Collateral Trustee’s rights under the Security Documents.

(o)    Any Security Documents entered into after the Issue Date shall be substantially in the form of the corresponding security document securing the Priority Lien Obligations, or to the extent there is no such corresponding security document, the corresponding security documents securing the Priority Lien Obligations in place on the Issue Date, in each case, with such changes as are necessary to reflect the terms of the Intercreditor Agreement and with such deletions or modifications of representations, warranties and covenants as are customary with respect to security documents establishing Liens securing publicly traded debt securities, all as certified to the Collateral Trustee pursuant to an Officer’s Certificate and Opinion of Counsel.
SECTION 10.6.    Further Assurances; Liens on Additional Property.
(c)    The Company and each of the Guarantors shall do or cause to be done all acts and things that may be required, or that the Collateral Trustee may from time to time reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected second priority Liens upon the Collateral (subject to the Liens securing Priority Lien Obligations, to the extent permitted to be incurred or to exist under the Intercreditor Agreement, and subject to Permitted Collateral Liens) (including any acquired property or other property required by any Parity Lien Document to become Collateral after the Issue Date), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents, including the filing of any UCC-3 continuation statements and amendments. In connection with any merger, consolidation or sale of assets of the Company or any Guarantor, the property and assets of the Person which is consolidated or merged with or into the Company or any Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Company or such Guarantor shall take such action as may be necessary to cause such property and assets to be made subject to the Parity Liens, in the manner and to the extent required under the Security Documents.
(d)    Upon the request of the Collateral Trustee or any Parity Lien Representative at any time and from time to time, the Company and each of the Guarantors shall promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, financing statements, notices and other documents, and take such other actions as shall be required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations; provided that no such Security Document, instrument or other document shall contain provisions that are materially more burdensome upon the Company and the Guarantors than the Parity Lien Documents executed and delivered (or required to be executed and delivered promptly after the date of this Indenture, including pursuant to Section 10.5) by the Company and the Guarantors in connection with the issuance of the Notes on or about the Issue Date.
(e)    From and after the Issue Date, if the Company or any Guarantor or other grantor acquires any property or asset that constitutes collateral for the Priority Lien Debt, if and to the extent that any Priority Lien Document requires any supplemental security document for such collateral or other actions to achieve a perfected Lien on such collateral, the Company shall, or shall cause the applicable Guarantor or grantor to, promptly (but in any event no later than the date that is 20 Business Days after which such supplemental security documents are executed and delivered (or other action taken) under such Priority Lien Documents), to the extent permitted by applicable law, execute and deliver to the Collateral Trustee appropriate Security Documents (or amendments thereto) in such form as shall be necessary to grant the Collateral Trustee a valid and enforceable perfected second-priority Lien (subject to the Liens securing Priority Lien Obligations, to the extent permitted to be incurred or to exist under the Intercreditor Agreement, and to Permitted Collateral Liens) on such Collateral or take such other actions in favor of the Collateral Trustee as shall be necessary to grant a valid and enforceable perfected second-priority Lien (subject to the Liens securing Priority Lien Obligations, to the extent permitted to be incurred or to exist under the Intercreditor Agreement, and to Permitted Collateral Liens) on such Collateral to the Collateral Trustee, for the benefit of the Holders of the Notes and holders of any other Parity Lien Obligations, subject to the terms of this Indenture, the Intercreditor Agreement and the other Note Documents. Additionally, subject to this Indenture, the Intercreditor Agreement and the other Note Documents, if the Company or any Guarantor or other grantor creates any additional Lien upon any property or asset that would constitute Collateral, or takes any additional actions to perfect any existing Lien on Collateral, in each case for the benefit of the holders of the Priority Lien Debt, after the Issue Date, the Company or such Guarantor or other grantor, as applicable, must, to the extent permitted by applicable law, within 20 Business Days after such Lien is granted or other action taken, grant a valid and enforceable perfected second-priority Lien (subject to the Liens securing Priority Lien Obligations, to the extent permitted to be incurred or to exist under the Intercreditor Agreement, and to Permitted Collateral Liens) upon such property or asset, or take such additional perfection actions, as applicable, for the benefit of the Holders and obtain all related deliverables as those delivered to the Priority Lien Agent, in each case as security for the obligations of the Company with respect to the Notes, the obligations of the Guarantors under the Note Guarantees and the performance of all other obligations of the Company, the Guarantors and any other grantor under the Note Documents. Notwithstanding the foregoing, to the extent that any Lien on any Collateral is perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Priority Lien Agent, or of agents or bailees of the Priority Lien Agent, perfection by possession or control of such collateral described in this Section 10.6(c) shall not be required.
(f)    Notwithstanding anything herein or in the Note Documents to the contrary, neither the Company nor any Guarantor will be required to grant a security interest in, and the Collateral shall not include, any collateral securing Priority Lien Obligations that is or may be provided to certain issuers of letters of credit pursuant to the Priority Lien Documents rather than generally to the holders of Priority Lien Obligations or to the Priority Lien Agent for the benefit of the holders of Priority Lien Obligations as a whole.
(g)    Neither the Company nor any Guarantor will change its legal name or jurisdiction of organization unless it shall have (i) notified the Collateral Trustee in writing within thirty (30) days following any such change, identifying such new proposed name or jurisdiction of organization and provided all other information in connection therewith and (ii) taken all actions as shall be necessary to maintain the continuous validity, perfection and the same priority of the

Collateral Trustee’s security interest in the Collateral intended to be granted by the Notes Security Agreement and the Notes Pledge Agreement.
(h)    For so long as the Collateral has not been released pursuant to this Indenture, the Company will deliver to the Trustee annually on or before May 1 in each calendar year, beginning May 1, 2016, an Officer’s Certificate certifying that, as of the date of such certificate, the Collateral includes a portion of the Company and Guarantors’ Oil and Gas Properties which represents not less than 80% of the PV-9 of Proved Reserves (or such other percentage as is then required pursuant to the Priority Lien Credit Agreement) (the “Mortgage Threshold”) evaluated in the most recent Reserve Report delivered under the Priority Lien Credit Agreement. In the event that the Company does not deliver such certificate because the Collateral does not represent at least the Mortgage Threshold of the PV-9 of the Proved Reserves so evaluated, then the Company shall, or shall cause the applicable Guarantor to, within thirty (30) days of the date for delivery of such certificate required under this Section 10.6(f), either (A) execute and deliver to the Collateral Trustee: (i) such executed Mortgages or amendments or supplements to prior Mortgages naming the Collateral Trustee, as mortgagee or beneficiary, as may be necessary to cause the Mortgage Threshold to be satisfied (the “Additional Mortgages”), (ii) such Additional Mortgages for recording or filing in the proper recorders’ offices or for filing in the appropriate public records (and payment of any taxes or fees in connection therewith) and (iii) customary local counsel opinion or opinions (each, subject to customary assumptions and qualifications) to the effect that the Collateral Trustee has a valid and perfected deed of trust lien under the applicable Additional Mortgage with respect to the real property that is subject thereto; provided that, (x) to the extent corresponding mortgages securing the Priority Lien Obligations are being delivered and (y) Mortgages have previously been recorded in the public records of the state applicable to such Additional Mortgages, no such opinion shall be required unless a corresponding opinion will be delivered to the Priority Lien Agent together with such certificate when such actions have been completed or (B) if the Reserve Report is amended or restated or the Company agrees with the Priority Lien Agent to take any other action that has the effect of reducing the PV-9 of Proved Reserves evaluated in the Reserve Report or the borrowing base under the Priority Lien Credit Agreement so as to bring the Company in compliance with the Mortgage Threshold without delivery of Additional Mortgages, the Company shall deliver to the Trustee and the Collateral Trustee an Officer’s Certificate describing such amendment, restatement or additional actions and stating that the Mortgage Threshold has effectively been met and that no other action is required with respect to the Mortgages.
(i)    The Company will deliver to the Trustee copies of all documents delivered to the Collateral Trustee pursuant to the Security Documents.
SECTION 10.7.    Release of Collateral.
The Collateral Trustee’s Parity Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under the Note Documents, and the right of the Holders to the benefits and proceeds of the Collateral Trustee’s Parity Liens on the Collateral will terminate and be discharged under one or more of the following circumstances:
(c)    upon satisfaction and discharge of this Indenture pursuant to Section 12.1;

(d)    upon a legal defeasance or covenant defeasance of the Notes pursuant to Section 8.2;
(xix)    upon payment in full in cash and discharge of all Notes outstanding under this Indenture and all other Obligations that are outstanding, due and payable under this Indenture and the other Note Documents at the time the Notes are paid in full in cash and discharged;
(xx)    as to any Collateral of the Company or a Guarantor that is sold, transferred or otherwise disposed of by the Company or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company in a transaction or other circumstance that complies with Section 4.11(a) (other than the obligation to apply proceeds of such Asset Sale as provided in such provision) and is permitted by all of the other Note Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 5.1;
(xxi)    in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions of ARTICLE IX;
(xxii)    with respect to the assets of any Guarantor, at the time that such Guarantor is released from its Note Guarantees pursuant to Section 11.4;
(xxiii)    if and to the extent required by the provisions of Collateral Trust Agreement or Section 4.01 of the Intercreditor Agreement; or
(xxiv)    upon the release of any Collateral from the Liens securing the Priority Lien Credit Agreement, provided that at the time of such release and immediately after giving effect thereto, the Priority Lien Credit Agreement Facility Amount is equal to or exceeds $500 million.
Upon receipt of an Officer’s Certificate and Opinion of Counsel, the Collateral Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release prepared by the Company of any Collateral permitted to be released pursuant to this Section 10.7.
The release of any Collateral from the terms of the Security Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Security Documents. To the extent permitted under the TIA and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, the fair value of Collateral released from the Liens and security interest created by this Indenture and the Security Documents pursuant to the terms of the Security Documents shall not be considered in determining whether the aggregate fair value of the Collateral released from the Liens and security interest created by this Indenture and the Security Documents in any calendar year exceeds the ten percent (10%) threshold specified in TIA § 314(d)(1). Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA § 314(d) if under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to a portion or related portions of released Collateral.
For the avoidance of doubt, any assets that constitute Collateral shall cease to constitute Collateral and the Liens thereon shall automatically be considered released upon such assets becoming Excluded Property.
SECTION 10.8.    Termination of Security Interest.
Upon (i) the payment in full of all Obligations of the Company under this Indenture and the Notes, or (ii) upon Legal Defeasance or Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with ARTICLE VIII or (iii) upon receipt of the consent of Holders of the requisite percentage of Notes in accordance with ARTICLE IX or (iv) upon release of the Collateral pursuant to this ARTICLE X, the Trustee will, at the request of the Company and upon receipt of an Officer’s Certificate and Opinion of Counsel, deliver a certificate of a Responsible Officer and copies of such Officer’s Certificate and Opinion of Counsel to the Collateral Trustee and confirm to the Collateral Trustee that the Liens securing the Notes pursuant to this Indenture and the Security Documents may be released with respect to all Collateral in the case of clauses (i) and (ii) or applicable Collateral subject to such consent or release in the case of clauses (iii) and (iv).
SECTION 10.9.    Form and Sufficiency of Release.
In the event that (i) the Company or any Guarantor has sold, exchanged or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or such Subsidiary Guarantor pursuant to the terms hereof, (ii) the Company or such Guarantor requests the Trustee or the Collateral Trustee to furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Security Documents and (iii) all conditions set forth herein and for execution, acknowledgement and delivery of such an instrument have been satisfied, upon receipt of an Officer’s Certificate and Opinion of Counsel that such release (and the execution, delivery and acknowledgement of such an instrument) is authorized or permitted by this Indenture and the Security Documents and that all relevant conditions precedent under this Indenture and the Security Documents thereto have been met, the Collateral Trustee and the Trustee, as applicable, shall execute, acknowledge and deliver to the Company or such Guarantor (in proper form prepared by the Company or such Grantor, as applicable), without recourse to, or representation or warranty of any kind by, the Trustee or the Collateral Trustee, as applicable, such an instrument. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Collateral Trustee hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Security Documents.

SECTION 10.10.    Hazardous Materials.
In the event that the Collateral Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Trustee’s sole discretion may cause the Collateral Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Trustee to incur liability under CERCLA or any other federal, state or local law, the Collateral Trustee reserves the right, instead of taking such action, to either resign as the Collateral Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Collateral Trustee shall not be liable to the Company, any Guarantor or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for the Collateral to be possessed, owned, operated or managed by any Person (including the Collateral Trustee) other than the Company or a Guarantor, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding shall direct the Collateral Trustee to appoint an appropriately qualified Person (excluding the Collateral Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the Collateral.
ARTICLE XI
NOTE GUARANTEES
SECTION 11.1.    Note Guarantee.
(m)    Subject to this ARTICLE XI, each of the Guarantors, as primary obligors and not merely as sureties, hereby, jointly and severally, irrevocably, fully and unconditionally Guarantees, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on, or in respect of, the Notes, expenses or indemnification of the Trustee and the Collateral Trustee or otherwise, on the terms set forth in this Indenture. The Guarantors hereby, jointly and severally, agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under the Note Guarantees.
The Note Guarantees shall be secured on a second-priority basis, subject to the terms of the Intercreditor Agreement and the Collateral Trust Agreement, by a Lien on the Collateral owned or held by such Guarantor. Each Guarantor agrees that the Note Guarantees shall rank (i) equally in right of payment with all existing and future senior Indebtedness of the Guarantors, except Indebtedness mandatorily preferred by law; (ii) secured on a second-priority basis, subject to the terms of the Intercreditor Agreement and the Collateral Trust Agreement, by a Lien on the Collateral owned or held by such Guarantor; (iii) senior in right of payment to all existing and future Subordinated Indebtedness of the Guarantors; (iv) effectively senior to all existing and future unsecured senior Indebtedness of the Company, including the Guarantor’s Guarantee of the Old

Senior Notes, to the extent of the value of the Collateral; (v) effectively junior, pursuant to the terms of the Intercreditor Agreement, to that Guarantor’s Guarantee of the Company’s obligations under the Priority Lien Debt of the Company, including Secured Indebtedness outstanding under the Priority Lien Credit Agreement and any other Priority Lien Debt, which will be secured on a first-priority basis to the extent of the value of the assets securing such Indebtedness; (vi) effectively subordinated to any Secured Indebtedness of such Guarantors that is secured by assets other than the Collateral, to the extent of the value of the assets securing such Indebtedness; and (vii) structurally subordinated to any Indebtedness of any non-Guarantor Subsidiaries.
(n)    The Guarantors hereby agree that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Subject to Section 6.6, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
(o)    If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either of the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(p)    Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Trustee, on the other hand, (x) the maturity of the obligations Guaranteed hereby may be accelerated as provided in ARTICLE VI for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in ARTICLE VI, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.
(q)    In respect to its obligations under its Note Guarantee, each Guarantor agrees to be bound to, and hereby covenants, with respect to itself, the covenant set forth in Section 4.6.
SECTION 11.2.    Limitation on Guarantor Liability.
Each Guarantor, and by its acceptance of Notes each Holder of Notes, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the

Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this ARTICLE XI, will result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Until such time as the Notes are paid in full, each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under Federal Bankruptcy Law) or otherwise by reason of any payment by it pursuant to the provisions of this ARTICLE XI. Each Guarantor that makes a payment or distribution under its Note Guarantee will be entitled to seek contribution from each other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP, so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
SECTION 11.3.    Execution and Delivery of Notation of Note Guarantee.
(h)    To evidence its Note Guarantee set forth in Section 11.1, on the Issue Date, each Initial Guarantor hereby agrees that this Indenture shall be executed on behalf of such Initial Guarantor by an Officer of such Initial Guarantor.
(i)    Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.
(j)    If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Notes, the Note Guarantee shall be valid nevertheless.
(k)    The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.
(l)    Subsequent to the date of this Indenture, in the event a Restricted Subsidiary is required by Section 4.8 to Guarantee the Company’s obligations under the Notes and this Indenture, the Company shall cause such Restricted Subsidiary to execute a supplemental indenture to this Indenture substantially in the form included in Exhibit D hereto in accordance with Section 4.8 and this ARTICLE XI, to the extent applicable.
SECTION 11.4.    Releases of Guarantors.
(p)    A Guarantor will be automatically and unconditionally released and discharged from all of its obligations under its Note Guarantee without any further action on the part of the Trustee or any Holder of Notes:
(i)    in connection with any sale or other disposition of (i) Capital Stock of such Guarantor such that after such sale or disposition the Guarantor is no longer a

Subsidiary of the Company or (ii) all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation), in each case to one or more Persons that are not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary;
(ii)    if the Guarantor ceases to provide a Guarantee with respect to Indebtedness of the Company under the Priority Lien Credit Agreement;
(iii)    if such Notes are defeased or discharged in accordance with ARTICLE VIII or ARTICLE XII;
(iv)    the designation of such Guarantor as an Unrestricted Collateral Subsidiary in compliance with Section 4.11;
(v)    the occurrence of certain events as described under ARTICLE IX;
(vi)    exercise of the legal defeasance option or covenant defeasance option by the Company pursuant to Section 8.2 or 8.3 or the Company’s obligations under this Indenture being discharged in accordance with the terms hereof; or
(vii)    upon the liquidation or dissolution of such Guarantor.
(q)    Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of, premium, if any, and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this ARTICLE XI.
SECTION 11.5.    Right of Contribution.
Each Guarantor hereby agrees that any Guarantor that makes a payment on the obligations under the Note Guarantees shall be entitled, upon payment in full of all obligations under the Guarantees, to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP. The provisions of this Section 11.5 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee, the Collateral Trustee and the Holders and each Guarantor shall remain liable to the Trustee, the Collateral Trustee and the Holders for the full amount Guaranteed by such Guarantor hereunder.
ARTICLE XII
SATISFACTION AND DISCHARGE
SECTION 12.1.    Satisfaction and Discharge.
This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise expressly provided for in this ARTICLE XII) as to all outstanding Notes issued under this Indenture when:

(kk)    either:
(i)    all Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in this Indenture) have been delivered to the Trustee for cancellation; or
(ii)    all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable by reason of making of a notice of redemption or otherwise, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;
(ll)    in the case of clause (a)(ii) above, the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars, U.S. Government Securities, or a combination thereof, sufficient to pay and discharge the entire Indebtedness of the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;
(mm)    the Company or any Guarantor has paid or caused to be paid all other sums due and payable under this Indenture by the Company and any Guarantor with respect to the Notes;
(nn)    the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with; and
(oo)    the Company has delivered irrevocable instructions to the Trustee hereunder to apply any deposited money described in clause (b) above to the payment of the Notes at Stated Maturity or the redemption date, as the case may be.
SECTION 12.2.    Deposited Money and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions.
(m)    Subject to Section 12.3, all money and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 12.2, the “Trustee”) pursuant to Section 12.1 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

(n)    Notwithstanding the above, the Trustee shall pay to the Company from time to time upon its written request any cash or U.S. Government Securities held by it as provided in this Section 12.2 which, in the opinion of a nationally recognized firm of independent public accountants or investment bank or appraisal firm expressed in a written certification delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a satisfaction and discharge under this ARTICLE XII.
SECTION 12.3.    Repayment to the Company.
Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once in The New York Times or The Wall Street Journal (national edition) or send to each Holder entitled to such money, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.
ARTICLE XIII
MISCELLANEOUS
SECTION 13.1.    No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or any of its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
SECTION 13.2.    Notices.
(r)    Any notice or communication by either of the Company or any Guarantor, on the one hand, or the Trustee on the other hand, to the other is duly given if in writing in the English language and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Company or any Guarantor:

California Resources Corporation
9200 Oakdale Avenue, Suite 900
Los Angeles, California 91311

Facsimile: (818) 661-3750
Attention: Chief Financial Officer

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.
Global Corporate Trust, Corporate Unit,
400 South Hope Street, Suite 400
Los Angeles, CA 90071
Telephone: (213) 630-6175
Facsimile: (213) 630-6298
(s)    The Company, the Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.
(t)    All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) five Business Days after being deposited in the mail, postage prepaid, if mailed; (iii) when receipt acknowledged, if telecopied; and (iv) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
(u)    Any notice or communication to a Holder shall be delivered electronically (for Global Notes) or mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail or deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
(v)    If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
(w)    If the Company mails or otherwise delivers a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.
(x)    Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.
(y)    The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, as may be amended from time to time to reflect additions or deletions from the listing. If the Company or a Guarantor elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company and the Guarantor agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.
SECTION 13.3.    Communication by Holders of Notes with Other Holders of Notes.
Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).
SECTION 13.4.    Certificate and Opinion as to Conditions Precedent.
Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
(e)    an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.5) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
(f)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.5) stating that, in the opinion of such counsel (who may rely on such Officer’s Certificate as to matters of fact), all such conditions precedent and covenants have been satisfied.
SECTION 13.5.    Statements Required in Certificate or Opinion.
(a)    Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:
(b)    a statement that the person making such certificate or opinion has read such covenant or condition;
(c)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(d)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(e)    a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.
SECTION 13.6.    Rules by Trustee and Agents.
The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
SECTION 13.7.    No Personal Liability of Directors, Officers, Employees and Stockholders.
No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of the Company or any Restricted Subsidiary, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture or the Note Guarantees to which they are a party, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
SECTION 13.8.    Accounting Changes.
In the event that any Accounting Change occurs and such change results in a change in the method of calculation of financial covenants, standards or terms as determined in good faith by the Company, then upon the written notice of the Company to the Trustee, such financial covenants, standards or terms shall be calculated prior to giving effect to such Accounting Change as if such Accounting Change had not occurred.
For the avoidance of doubt, delivery of such notice to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificates).
SECTION 13.9.    Governing Law.
THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 13.10.    Waiver of Jury Trial.
THE COMPANY, EACH OF THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.11.    Consent to Jurisdiction.
Any legal suit, action or proceeding arising out of or based upon this Indenture, the Notes or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the competent federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that a Related Proceeding has been brought in an inconvenient forum.
SECTION 13.12.    Successors.
All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 5.1 or 11.4.
SECTION 13.13.    Severability.
In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 13.14.    Counterpart Originals.
The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
SECTION 13.15.    Acts of Holders.
(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders of Notes may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing, and may be given or obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding Notes; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company.

Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company if made in the manner provided in this Section 13.15.
(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such notary or officer the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.
(c)    Notwithstanding anything to the contrary contained in this Section 13.15, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.4.
(d)    If the Company shall solicit from the Holders of Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at their option, by or pursuant to a resolution of its Board of Directors, fix in advance a record date for the determination of Holders of Notes entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. Such record date shall be the record date specified in or pursuant to such Board Resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders of such Notes generally in connection therewith or the date of the most recent list of Holders of such Notes forwarded to the Trustee prior to such solicitation pursuant to Section 2.6 and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record of such Notes at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of such Notes of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.
(e)    Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall be conclusive and bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(f)    Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.
(g)    For purposes of this Indenture, any action by the Holders of Notes which may be taken in writing may be taken by electronic means or as otherwise reasonably acceptable to the Trustee.
SECTION 13.16.    Benefit of Indenture.
Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.
SECTION 13.17.    Table of Contents, Headings, Etc.
The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
SECTION 13.18.    Force Majeure.
In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.
SECTION 13.19.    U.S.A. Patriot Act.
The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.
SECTION 13.20.    Foreign Account Tax Compliance Act (FATCA).
In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to the Indenture, the Company agrees (i) to provide to the Trustee information about the Indenture transaction that is within the possession of the Company and reasonably requested by the Trustee, to assist the Trustee in determining whether it has tax related obligations under Applicable Law, and (ii) that Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability. The terms of this Section 13.20 shall survive the termination of this Indenture.

SECTION 13.21.    Calculations.
The Company shall be responsible for making calculations called for under the Notes and this Indenture, including but not limited to determination of interest, redemption price, premium, if any, and any additional amounts or other amounts payable on the Notes. The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

COMPANY:

CALIFORNIA RESOURCES CORPORATION

By:	/s/ Marshall D. Smith
	Name:	Marshall D. Smith
	Title:	Senior Executive Vice President and Chief Financial Officer

INITIAL GUARANTORS:
CALIFORNIA HEAVY OIL, INC. CALIFORNIA RESOURCES PETROLEUM CORPORATION CALIFORNIA RESOURCES PRODUCTION CORPORATION SOUTHERN SAN JOAQUIN PRODUCTION, INC. THUMS LONG BEACH COMPANY
By:	/s/ Michael L. Preston
	Name:	Michael L. Preston
	Title:	Executive Vice President, General Counsel and Corporate Secretary

CALIFORNIA RESOURCES ELK HILLS, LLC CRC CONSRUCTION SERVICES, LLC CRC SERVICES, LLC SOCAL HOLDING, LLC
By:	/s/ Michael L. Preston
	Name:	Michael L. Preston
	Title:	Executive Vice President, General Counsel and Corporate Secretary of California Resources Corporation, its Sole Member

CALIFORNIA RESOURCES WILMINGTON, LLC

By:	/s/ Michael L. Preston
	Name:	Michael L. Preston
	Title:	Vice President, General Counsel and Corporate Secretary of California Resources Tidelands, Inc. its Sole Member

[Signature Page to Indenture]

TIDELANDS OIL PRODUCTION COMPANY

By:	/s/ Michael L. Preston
	Name:	Michael L. Preston
	Title:	Executive Vice President, General Counsel and Corporate Secretary of California Resources Tidelands, Inc., its Managing Partner

CALIFORNIA RESOURCES LONG BEACH, INC. CALIFORNIA RESOURCES TIDELANDS, INC.

By:	/s/ Michael L. Preston
	Name:	Michael L. Preston
	Title:	Vice President, General Counsel and Corporate Secretary

ELK HILLS POWER, LLC

By:	/s/ Micky Nelson
	Name:	Micky Nelson
	Title:	Vice President

CRC MARKETING, INC.

By:	/s/ D. Adam Smith
	Name:	D. Adam Smith
	Title:	Assistant Secretary

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Trustee

By:
Name:
Title:

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]
[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]
[Insert the Regulation S Temporary Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

CUSIP:[ ]
No. [ ]	Principal Amount: $[ ]

CALIFORNIA RESOURCES CORPORATION
8.00% Senior Secured Second Lien Notes due 2022
California Resources Corporation, a Delaware corporation (the “Company”), which term includes any successor under the Indenture hereinafter referred to, for value received, promises to pay to [      ], or its registered assigns, the principal sum of [   ] UNITED STATES DOLLARS ($[   ]) on December 15, 2022.
Interest Payment Dates: June 15 and December 15 of each year, commencing on June 15, 2016.
Regular Record Dates: June 1 and December 1 of each year.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile (or by other electronic means) by its duly authorized officers.

CALIFORNIA RESOURCES CORPORATION, a Delaware corporation

By:
Name: Marshall D. Smith
Title: Senior Executive Vice President and Chief Financial Officer

(Form of Trustee’s Certificate of Authentication)
This is one of the 8.00% Senior Secured Second Lien Notes due 2022 described in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Date:

[Reverse Side of Note]
CALIFORNIA RESOURCES CORPORATION
8.00% Senior Secured Second Lien Notes due 2022
Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.    Interest. The Company promises to pay interest on the unpaid principal amount of this Note at 8.00% per annum semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”). Interest shall accrue from the most recent date to which interest has been paid on this Note (or one or more Predecessor Notes) or, if no interest has been paid, from and including the date of original issuance of this Note; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be June 15, 2016. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect on this Note to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period.
2.    Method of Payment. The Company shall pay interest on this Note (except defaulted interest if any) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made through the Paying Agent by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
3.    Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.    Indenture. The Company issued this Note under an Indenture dated as of December 15, 2015 (the “Indenture”) among the Company, the Initial Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture pursuant to which this Note is issued provides that an unlimited amount of Additional Notes may be issued thereunder, subject to compliance with the covenants therein.
5.    Note Guarantees: Payments of the principal, premium, if any, and interest on the Notes, when and as the same become due and payable, will be fully and unconditionally Guaranteed, jointly and severally, by the Guarantors. Reference is made to ARTICLE 11 of the Indenture for terms relating to the Note Guarantees, including the release, termination and discharge thereof. None of the Company or any Guarantor shall be required to make any notation on this Note to reflect any Note Guarantee or any such release, termination or discharge.
6.    Optional Redemption.
(a)At any time prior to December 15, 2017, upon notice as described in Section 3.3 of the Indenture, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Initial Notes (and any Additional Notes issued after the Issue Date) at a redemption price equal to 108% of the principal amount thereof, plus accrued and unpaid interest, to, but excluding, the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest on the relevant Interest Payment Date falling on or prior to such redemption date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings by the Company; provided that (a) at least 65% of the aggregate principal amount of the Initial Notes (and any Additional Notes issued after the Issue Date, but excluding Notes held by the Company or its Subsidiaries) remains outstanding immediately after the occurrence of any such redemption and (b) any such redemption occurs within 180 days following the closing of the related Equity Offering (subject to Section 3.5(b) of the Indenture).
(b)At any time prior to December 15, 2018, upon notice as described in Section 3.3 of the Indenture, the Company may, on one or more occasions, redeem all or any portion of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Make-Whole Amount as of the redemption date, plus accrued and unpaid interest, to, but excluding, the redemption date (subject to Section 3.5(b) of the Indenture).

(c)At any time on or after December 15, 2018, upon notice as described in Section 3.3 of the Indenture, the Company may, at its option, in whole or in part, redeem the Notes, at the following redemption prices (expressed as percentages of the principal amount of Notes to be redeemed) set forth below, plus accrued and unpaid interest, to, but excluding, the redemption date (subject to the right of Holders on the relevant regular record date to receive interest due on an Interest Payment Date that is prior to the redemption date (subject to Section 3.5(b) of the Indenture), if redeemed during the 12-month period beginning on each of the years indicated below:

Year:	Redemption Price:
2018	104.0%
2019	102.0%
2020 and thereafter	100.0%

7.    Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, as described in Section 8 of this Note, the Company may be required to offer to purchase Notes in the event of a Change of Control Triggering Event.
8.    Repurchase at Option of Holders.
Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes may require the Company to purchase such Notes in whole or in part in amounts of $1,000 or whole multiples of $1,000 in excess thereof, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, pursuant to a Change of Control Offer in accordance with the procedures set forth in the Indenture.
9.    Selection and Notice of Redemption. If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate (subject to the procedures of DTC or any other Depositary and by maintaining the authorized denominations for the Notes), or, if the Notes are listed on any securities exchange, by any other method that complies with the requirements of such exchange. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected prior to giving notice of such redemption by the Trustee from the outstanding Notes not previously called for redemption. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest shall cease to accrue on Notes or portions of them called for redemption.
10.    Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and whole multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
11.    Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.
12.    Amendment, Supplement and Waiver. The Indenture, the Notes and the Note Guarantees may be amended or supplemented only as provided in the Indenture.
13.    Defaults. In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization specified in the Indenture, with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing with respect the Notes, the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes may, and the Trustee at the request of such Holders shall, declare all unpaid principal of, premium, if any, and accrued but unpaid interest on all the Notes then outstanding to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of not less than a majority in aggregate principal amount of Notes outstanding by notice to the Trustee may on behalf of the Holders of all outstanding Notes waive any existing Default or Event of Default with respect to such Notes and its consequences under the Indenture except a continuing Default or Event of Default (1) in the payment of the principal of, premium, if any, or interest on any such Note (other than a default in payment that has become due solely because of an acceleration that has been rescinded), which may only be waived with the consent of each Holder of such Notes or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.
14.    Trustee Dealings with the Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.
15.    No Recourse Against Others. No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of the Company, Guarantors or any Restricted Subsidiary, as such, will have any liability for any obligations of the Company or Guarantors under the Notes, the Indenture or the Note Guarantees to which they are a party, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

16.    Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
17.    CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
18.    Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
California Resources Corporation
9200 Oakdale Avenue, Suite 900
Los Angeles, California 91311
Facsimile: (818) 661-3750
Attention: Chief Financial Officer

ASSIGNMENT FORM
To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)
(Insert assignee’s soc. sec. or tax I.D. no.)
(Print or type assignee’s name, address and zip code)
and irrevocably appoint                                                                                                to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 4.9 of the Indenture, check the box below:
Section 4.9
If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.9 of the Indenture, state the amount you elect to have purchased:
$
Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:]

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Custodian

* Include for Global Notes only.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER
California Resources Corporation
9200 Oakdale Avenue, Suite 900
Los Angeles, California 91311
Facsimile: (310) 443-6192
Attention: Chief Financial Officer

The Bank of New York Mellon Trust Company, N.A.
Global Corporate Trust, Corporate Unit,
400 South Hope Street, Suite 400
Los Angeles, CA 90071
Telephone: (213) 630-6175
Facsimile: (213) 630-6298

Re:	8.00% Senior Secured Second Lien Notes due 2022
Reference is hereby made to the Indenture, dated as of December 15, 2015 (the “Indenture”) among California Resources Corporation, a Delaware corporation (the “Company”), the Guarantors and The Bank of New York Mellon Trust Company N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount at maturity of $             in such Note[s] or interests (the “Transfer”), to                  (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. Check if Transferee will take delivery of a beneficial interest in a 144A Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.
2. Check if Transferee will take delivery of a beneficial interest in a Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.
3. Check and complete if Transferee will take delivery of a beneficial interest in a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
(a) such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
(b) such Transfer is being effected to the Company or a subsidiary thereof;
or
(c) such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.
4. Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.
(a) Check if Transfer is Pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(b) Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.
(c) Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.
This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

ANNEX A TO CERTIFICATE OF TRANSFER
1. The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (A) OR (B)]

(A)	a beneficial interest in the:
(i) 144A Global Note (CUSIP ); or
(ii) Regulation S Global Note (CUSIP ); or

(B)	a Restricted Definitive Note.
2. After the Transfer the Transferee will hold:
[CHECK ONE]

(A)	a beneficial interest in the:
(iv) 144A Global Note (CUSIP ); or
(v) Regulation S Global Note (CUSIP ); or
(vi) Unrestricted Global Note (CUSIP ); or

(B)	a Restricted Definitive Note; or

(C)	an Unrestricted Definitive Note,
in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE
California Resources Corporation
9200 Oakdale Avenue, Suite 900
Los Angeles, California 91311
Facsimile: (310) 443-6192
Attention: Chief Financial Officer

The Bank of New York Mellon Trust Company, N.A.
Global Corporate Trust, Corporate Unit,
400 South Hope Street, Suite 400
Los Angeles, CA 90071
Telephone: (213) 630-6175
Facsimile: (213) 630-6298
Re: 8.00% Senior Secured Second Lien Notes due 2022
Reference is hereby made to the Indenture, dated as of December 15, 2015 (the “Indenture”), among California Resources Corporation, a Delaware corporation (the “Company”), the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
                   (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount at maturity of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note
(a) Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount at maturity, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(b) Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(c) Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(d) Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.
(a) Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount at maturity, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.
(b) Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ¨144A Global Note, ¨ Regulation S Global Note, with an equal principal amount at maturity, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT D

FORM OF GUARANTOR SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY GUARANTORS
GUARANTOR SUPPLEMENTAL INDENTURE (this “Guarantor Supplemental Indenture”), dated as of [            ], among California Resources Corporation (the “Company”), the Company’s Subsidiaries listed on Schedule A hereto (each, a “New Guarantor”), the Company’s Subsidiaries listed on Schedule B hereto (collectively the “Existing Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).
WITNESSETH
WHEREAS, the Company, the Existing Guarantors and the Trustee are parties to an indenture (the “Indenture”), dated as of December 15, 2015, providing for the issuance of 8.00% Senior Secured Second Lien Notes due 2022 (the “Notes”);
WHEREAS, Section 9.1 of the Indenture provides that, without the consent of any Holders, the Company, the Existing Guarantors and the Trustee, at any time and from time to time, may modify, supplement or amend the Indenture to add a Guarantor or additional obligor under the Indenture or permit any Person to Guarantee the Notes and/or obligations under the Indenture;
WHEREAS, each New Guarantor wishes to Guarantee the Notes pursuant to the Indenture;
WHEREAS, pursuant to the Indenture, the Company, the Existing Guarantors, the New Guarantors and the Trustee have agreed to enter into this Guarantor Supplemental Indenture for the purposes stated herein; and
WHEREAS, all things necessary have been done to make this Guarantor Supplemental Indenture, when executed and delivered by the Company, the Existing Guarantors and each New Guarantor, the legal, valid and binding agreement of the Company, the Existing Guarantors and each New Guarantor, in accordance with its terms.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each New Guarantor, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2) Note Guarantee. Each New Guarantor hereby Guarantees the obligations of the Company under the Indenture and the Notes related thereto pursuant to the terms and conditions of ARTICLE XI of the Indenture, such ARTICLE XI being incorporated by reference herein as if set forth at length herein (each such Guarantee, a “Note Guarantee”) and such New Guarantor agrees to be bound as a Guarantor under the Indenture as if it had been an initial signatory thereto; provided that the New Guarantor can be released from its Note Guarantee to the same extent as any other Guarantor under the Indenture.
(3) GOVERNING LAW. THIS GUARANTOR SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(4) Counterparts. The parties may sign any number of copies of this Guarantor Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(5) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.
(6) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Guarantor Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, Existing Guarantors and the New Guarantors.
IN WITNESS WHEREOF, the parties hereto have caused this Guarantor Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:

CALIFORNIA RESOURCES CORPORATION, a Delaware corporation

By:
Name:
Title:

EACH GUARANTOR LISTED ON SCHEDULE A HERETO

By:
Name:
Title:

EACH GUARANTOR LISTED ON SCHEDULE B HERETO

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

D-4